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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                       FELCOR LODGING TRUST INCORPORATED,

                                       AND

                       FELCOR LODGING LIMITED PARTNERSHIP,

                                ON THE ONE HAND,

                                       AND

                        MERISTAR HOSPITALITY CORPORATION

                                       AND

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.,

                                ON THE OTHER HAND

                             DATED AS OF MAY 9, 2001


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

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

   ARTICLE 1 - The Merger.....................................................2
   1.1     The Merger.........................................................2
   1.2     Closing............................................................2
   1.3     Effective Time.....................................................2
   1.4     Effects of the Merger..............................................2
   1.5     Charters and Bylaws................................................2
   1.6     Directors and Officers.............................................3

   ARTICLE 2 - Treatment of Shares............................................3
   2.1     Effect of the Merger on Stock......................................3
   2.2     Delivery of Merger Consideration...................................4

   ARTICLE 3 - Certain Transactions Relating to the MeriStar OP...............9
   3.1     Merger of MeriStar OP and FelCor OP................................9
   3.2     Closing and Effectiveness..........................................9
   3.3     Effects of OP Merger...............................................9
   3.4     Certificate of Limited Partnership and Partnership Agreement.......9
   3.5     Effect of the OP Merger on Partnership Interests...................9
   3.6     Issuance of New Certificates for FelCor OP Units..................11

   ARTICLE 4 - Representations and Warranties of the MeriStar Parties........12
   4.1     Organization, Standing and Power of MeriStar......................12
   4.2     MeriStar Subsidiaries.............................................13
   4.3     MeriStar Structure................................................14
   4.4     Organization, Standing and Power of MeriStar OP...................15
   4.5     Registration Rights...............................................16
   4.6     Authority; Noncontravention; Consents.............................16
   4.7     SEC Documents; Financial Statements; Undisclosed Liabilities......17
   4.8     Absence of Certain Changes or Events..............................18
   4.9     Litigation........................................................18
   4.10    Properties........................................................19
   4.11    Employee Benefits.................................................21
   4.12    Labor Matters; Employees..........................................22
   4.13    Taxes ............................................................23
   4.14    No Payments to Employees, Officers or Directors...................26
   4.15    Brokers, Fees and Expenses........................................26
   4.16    Contracts; Debt Instruments.......................................26
   4.17    Environmental Matters.............................................27
   4.18    Compliance with Laws..............................................27
   4.19    Opinion of Financial Advisor......................................28
   4.20    Maryland Takeover Law.............................................28
   4.21    Information Supplied..............................................28

                                                                            PAGE
                                                                            ----

   4.22    Investment Company Act of 1940....................................28
   4.23    Definition of Knowledge of MeriStar...............................28
   4.24    Voting Requirements...............................................28
   4.25    Related Party Agreements..........................................29

   ARTICLE 5 - Representations and Warranties of the FelCor Parties..........29
   5.1     Organization, Standing and Power of FelCor........................29
   5.2     FelCor Subsidiaries...............................................29
   5.3     FelCor Structure..................................................31
   5.4     Organization, Standing and Power of FelCor OP.....................32
   5.5     Authority; Noncontravention; Consents.............................32
   5.6     SEC Documents; Financial Statements; Undisclosed Liabilities......34
   5.7     Absence of Certain Changes or Events..............................34
   5.8     Litigation........................................................35
   5.9     Properties........................................................35
   5.10    Employee Benefit Plans; Labor Matters.............................37
   5.11    Taxes ............................................................39
   5.12    No Payments to Employees, Officers or Directors...................41
   5.13    Brokers, Fees and Expenses........................................41
   5.14    Contracts; Debt Instruments.......................................41
   5.15    Environmental Matters.............................................42
   5.16    Compliance with Laws..............................................42
   5.17    Opinion of Financial Advisor......................................42
   5.18    Maryland Takeover Laws............................................43
   5.19    Information Supplied..............................................43
   5.20    Investment Company Act of 1940....................................43
   5.21    Definition of Knowledge of FelCor.................................43
   5.22    Voting Requirements...............................................43

   ARTICLE 6 - Covenants.....................................................43
   6.1     No Solicitation by MeriStar.......................................43
   6.2     No Solicitation by FelCor.........................................45
   6.3     Conduct of MeriStar's Business Pending Merger.....................47
   6.4     Conduct of FelCor's Business Pending Merger.......................49
   6.5     Interim Transactions Committee....................................51
   6.6     Compliance with the Securities Act................................51
   6.7     Filing of Certain Reports.........................................52
   6.8     Other Actions.....................................................52

   ARTICLE 7 - Additional Covenants..........................................52
   7.1     Preparation of the Registration Statement and the Proxy
           Statement; MeriStar Stockholders Meeting and FelCor
           Stockholders Meeting..............................................52
   7.2     Access to Information: Confidentiality............................54
   7.3     Regulatory Matters................................................55
   7.4     Directors' and Officers' Indemnification..........................55
   7.5     Public Announcements..............................................56

                                                                            PAGE
                                                                            ----

   7.6     Employment Agreements and Workforce Matters.......................56
   7.7     Employee Benefit Plans............................................56
   7.8     Stock Option and Other Stock Plans................................57
   7.9     Registration Statements...........................................59
   7.10    Reorganization Status.............................................59
   7.11    NYSE Listing......................................................60
   7.12    Transfer Taxes....................................................60
   7.13    Payment of MeriStar Debt..........................................60
   7.14    Resignations......................................................60
   7.15    Assumption of Debt................................................60
   7.16    Tax Provision.....................................................60
   7.17    Financing.........................................................60
   7.18    Relationship with MeriStar Hotels & Resorts.......................61
   7.19    Completion of Capital Projects....................................61
   7.20    Commercially Reasonable Efforts and Cooperation...................61
   7.21    Financing Commitment..............................................61

   ARTICLE 8 - Conditions....................................................62
   8.1     Conditions to Each Party's Obligation to Effect the Merger........62
   8.2     Conditions to Obligations of the MeriStar Parties.................63
   8.3     Conditions to Obligations of the FelCor Parties...................64
   8.4     Frustration of Closing Conditions.................................65

   ARTICLE 9 - Termination, Amendment and Waiver.............................65
   9.1     Termination.......................................................65
   9.2     Certain Fees and Expenses.........................................67
   9.3     Effect of Termination.............................................69
   9.4     Amendment.........................................................70
   9.5     Extension; Waiver.................................................70

   ARTICLE 10 - General Provisions...........................................70
   10.1    Nonsurvival of Representations and Warranties.....................70
   10.2    Notices...........................................................70
   10.3    Interpretation....................................................71
   10.4    Counterparts......................................................71
   10.5    Entire Agreement; No Third-Party Beneficiaries....................71
   10.6    Governing Law.....................................................72
   10.7    Assignment........................................................72
   10.8    Enforcement.......................................................72
   10.9    Severability......................................................72

EXHIBITS

Exhibit "A"       Articles of Merger
Exhibit "B"       Certificate of Merger for OP Merger
Exhibit "C"       Form of Affiliate Agreement

SCHEDULES

Schedule 1.6(a)            List of Directors of Surviving Corporation
Schedule 7.18              Term Sheet

MeriStar Disclosure Letter and Schedules
FelCor Disclosure Letter and Schedules

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                SECTION
------------                                                -------

1940 Act                                                    4.22
Affiliates                                                  6.6
Agreement                                                   Preamble
Amended FelCor Bylaws                                       1.5
Amended FelCor Charter                                      1.5
Articles of Merger                                          Recitals
Assumed Option                                              7.8(a)
Assumed Option Shares                                       7.8(c)
Base Amount                                                 9.2(d)
Break-Up Expenses                                           9.2(e)
Break-Up Fee                                                9.2(d)
Break-Up Fee Ruling                                         9.2(d)
Break-Up Fee Tax Opinion                                    9.2(d)
Canceled Shares                                             2.2(b)
Cash Consideration                                          2.1(a)
Certificate or Certificates                                 2.2(b)
Closing                                                     1.2
Closing Date                                                1.2
Closing Price                                               9.1(l)
Code                                                        Recitals
Confidentiality Agreement                                   7.2
Continuing Employee                                         7.7(a)
Controlled Group                                            4.11
Department                                                  1.3
DRULPA                                                      3.1
Effective Time                                              1.3
Encumbrances                                                4.10(a)
Environmental Laws                                          4.17
ERISA                                                       4.11
Excess Shares                                               2.2(d)
Exchange Act                                                4.7
Exchange Agent                                              2.2(a)
Exchange Factor                                             3.5(e)
Exchange Fund                                               2.2(a)
Exchange Ratio                                              2.1(a)
Exchange Registration                                       7.9(b)
FelCor                                                      Preamble
FelCor Acquisition Proposal                                 6.2(a)
FelCor Benefit Plans                                        5.10(a)
FelCor Budget and Schedule                                  5.9(e)
FelCor Bylaws                                               1.5
FelCor Charter                                              1.5

DEFINED TERM                                                SECTION
------------                                                -------

FelCor Class B Units                                        5.2(a)
FelCor Class C Units                                        3.5(c)
FelCor Class D Units                                        3.5(d)
FelCor Commitment                                           6.4(h)
FelCor Common Stock                                         2.1(a)
FelCor Common Units                                         3.5(a)
FelCor Deferred Stock                                       5.3(b)
FelCor Disclosure Letter                                    Article 5 Intro
FelCor Financial Statement Date                             5.7
FelCor Franchise Agreements                                 5.9(g)
FelCor Ground Leases                                        5.9(f)
FelCor LLC                                                  5.2(a)
FelCor Management Agreements                                5.9(h)
FelCor Material Adverse Change                              5.7
FelCor Material Adverse Effect                              5.1
FelCor OP                                                   Preamble
FelCor OP Certificate                                       3.4
FelCor OP Unit Holder                                       5.2(a)
FelCor OP Units                                             5.2(a)
FelCor Operating Partnership Agreement                      5.2(a)
FelCor Options                                              5.3(a)
FelCor Parties                                              Preamble
FelCor Plans                                                5.3(a)
FelCor Properties                                           5.9(a)
FelCor Restricted Stock Grants                              5.3(b)
FelCor SEC Documents                                        5.6
FelCor Series A Preferred Stock                             5.3(a)
FelCor Series A Preferred Units                             5.2(a)
FelCor Series B Preferred Stock                             5.3(a)
FelCor Series B Preferred Units                             5.2(a)
FelCor Stockholder Approval                                 5.5(a)
FelCor Stockholders Meeting                                 7.1(e)
FelCor Subsidiary(ies)                                      5.2(b)
FelCor Superior Proposal                                    6.2(b)
FelCor Tax Protection Agreements                            5.11(k)
FelCor Title Policies                                       5.9(a)
Final MeriStar Dividend                                     2.2(c)(ii)
Final MeriStar OP Distribution                              2.2(c)(ii)
GAAP                                                        4.7
Governmental Entity                                         4.6(b)
Hazardous Materials                                         4.17
Indebtedness                                                4.16(b)
Indemnified Parties                                         7.4(a)
Indentures                                                  7.15

DEFINED TERM                                                SECTION
------------                                                -------

Interim Transactions Committee                              6.5
J&G                                                         8.1(h)
Knowledge of FelCor                                         5.21
Knowledge of MeriStar                                       4.23
Laws                                                        4.6(b)
Liens                                                       4.2(a)
Market Price                                                2.2(e)
Merger                                                      Recitals
Merger Consideration                                        2.1(a)
MeriStar                                                    Preamble
MeriStar Acquisition Proposal                               6.1(a)
MeriStar Benefit Plans                                      4.11
MeriStar Budget and Schedule                                4.10(e)
MeriStar Bylaws                                             4.1
MeriStar Charter                                            4.1
MeriStar Class B Units                                      3.5(b)
MeriStar Class C Units                                      3.5(c)
MeriStar Class D Units                                      3.5(d)
MeriStar Commitment                                         6.3(h)
MeriStar Common Stock                                       2.1(a)
MeriStar Common Units                                       3.5(a)
MeriStar Convertible Notes                                  4.3(a)
MeriStar Disclosure Letter                                  Article 4 Intro
MeriStar Financial Statement Date                           4.8
MeriStar Franchise Agreements                               4.10(g)
MeriStar GP Interest                                        3.5(f)
MeriStar Ground Leases                                      4.10(f)
MeriStar Hotels & Resorts                                   4.25
MeriStar Incentive Plan                                     4.3(a)
MeriStar LP                                                 4.2(a)
MeriStar Management Agreements                              4.10(h)
MeriStar Material Adverse Change                            4.8
MeriStar Material Adverse Effect                            4.1
MeriStar OP                                                 Preamble
MeriStar OP Partnership Agreement                           4.2(a)
MeriStar OP Unit Holder                                     3.6(a)
MeriStar OP Units                                           3.5(g)
MeriStar Options                                            4.3(b)
MeriStar Parties                                            Preamble
MeriStar POP Units                                          3.5(e)
MeriStar Properties                                         4.10(a)
MeriStar SEC Documents                                      4.7
MeriStar Stock Option                                       7.8(a)
MeriStar Stockholder Approvals                              4.6(a)

DEFINED TERM                                                SECTION
------------                                                -------

MeriStar Stockholders Meeting                               7.1(d)
MeriStar Subsidiary(ies)                                    4.2(b)
MeriStar Superior Proposal                                  6.1(b)
MeriStar Tax Protection Agreements                          4.13(l)
MeriStar Title Policies                                     4.10(a)
MeriStar Transfer Agent                                     2.2(c)(ii)
MGCL                                                        1.1
New FelCor OP Units                                         3.5(g)
NYSE                                                        1.2
OP Merger                                                   Recitals
OP Merger Articles                                          3.2
OP Merger Closing                                           3.2
POP Unit Plan                                               3.5(e)
Paul Weiss                                                  8.1(h)
Payor                                                       9.2(d)
Person                                                      2.2(h)
Proxy Statement                                             7.1(a)
Qualifying Income                                           9.2(d)
Ratification Agreement                                      3.6(a)
Recipient                                                   9.2(d)
Registration Statement                                      7.1(a)
REIT                                                        4.13(g)
REIT Requirements                                           9.2(d)
Restated Partnership Agreement                              3.4
SEC                                                         4.6(b)
Securities Act                                              4.7
Share Consideration                                         2.1(a)
Shelf Registration                                          7.9(a)
Significant Subsidiary                                      6.1(a)
Stockholder Approvals                                       5.5(a)
Subsidiary                                                  4.2(b)
Surviving Corporation                                       1.1
Surviving Partnership                                       3.1
Tax(es)                                                     4.13(m)
Tax Returns                                                 4.13(m)
Transactions                                                Recitals
Vested                                                      3.5(e)
WARN                                                        4.12(d)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 9, 2001, by and among FELCOR LODGING TRUST INCORPORATED, a Maryland corporation ("FelCor"), and FELCOR LODGING LIMITED PARTNERSHIP, a Delaware limited partnership ("FelCor OP" and, together with FelCor, the "FelCor Parties"), on the one hand, and MERISTAR HOSPITALITY CORPORATION, a Maryland corporation ("MeriStar"), and MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("MeriStar OP" and, together with MeriStar, the "MeriStar Parties"), on the other hand.

                                    RECITALS:

         A. The Board of Directors of FelCor and the Board of Directors of MeriStar have each determined that a business combination between FelCor and MeriStar on substantially the terms and conditions set forth in this Agreement is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger (the "Merger") of MeriStar with and into FelCor, with FelCor being the surviving corporation, upon the terms and subject to the conditions set forth herein.

         B. Upon the terms and conditions set forth herein, MeriStar and FelCor shall execute Articles of Merger (the "Articles of Merger") in substantially the form attached hereto as Exhibit "A" and shall file such Articles of Merger in accordance with applicable Maryland law to effectuate the Merger.

         C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

         D. Concurrent with the Merger, the MeriStar Parties and the FelCor Parties will effect a merger of MeriStar OP with and into FelCor OP as contemplated by Section 3.1, with FelCor OP as the survivor (the "OP Merger") (the Merger, together with the other transactions, including without limitation, the OP Merger, contemplated by this Agreement, being referred to collectively herein as the "Transactions").

         E. The FelCor Parties and the MeriStar Parties desire to make certain representations, warranties and agreements in connection with the Transactions.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL"), MeriStar shall be merged with and into FelCor at the Effective Time (as defined in Section 1.3). FelCor shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maryland under the name "FelCor Lodging Trust Incorporated." The effects and consequences of the Merger are set forth in Sections 1.4 through 1.6 and Article 2 hereof. FelCor, after the Effective Time, is sometimes referred to herein as the "Surviving Corporation."

         1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, at 10:00 A.M. local time, on the third New York Stock Exchange, Inc. ("NYSE") trading day immediately following the date on which the last of the conditions set forth in Article 8 hereof (other than conditions with respect to actions the respective parties will take at the Closing) is first fulfilled or has been waived, if all such conditions continue to be so satisfied or waived on such third trading day. If all such conditions are not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent trading day on which all such conditions are again so satisfied or waived, subject, however, to Article 9 hereof. Alternatively, the Closing may occur at such other time, date and place as MeriStar and FelCor shall mutually agree in writing. The date on which the Closing occurs is the "Closing Date."

         1.3 EFFECTIVE TIME. The Merger shall become effective (the "Effective Time") at 9:00 a.m., New York City time, on the NYSE trading day immediately following the Closing Date or, if later, such date and time as the State Department of Assessments and Taxation of Maryland ("Department") accepts the Articles of Merger for record, or such other time specified in the Articles of Merger (not to exceed 30 calendar days after the Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties will cause the Effective Time to occur at 9:00 a.m., New York City time, on the NYSE trading day immediately following the Closing Date.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL.

         1.5 CHARTERS AND BYLAWS. The charter of FelCor, as in effect on the date hereof (the "FelCor Charter"), and as amended, prior to or at the Effective Time, to reflect such matters as the parties may agree upon (the "Amended FelCor Charter"), shall be the charter of the Surviving Corporation until thereafter amended as provided by applicable law. The bylaws of FelCor, as in effect on the date hereof (the "FelCor Bylaws"), and as amended, prior to the Effective Time, to reflect such matters as the parties may agree upon (the "Amended FelCor Bylaws"), shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Amended FelCor Charter and such Amended FelCor Bylaws.

         1.6      DIRECTORS AND OFFICERS.

         (a) The directors of the Surviving Corporation immediately following the Effective Time shall be the persons named on Schedule 1.6(a) to this Agreement, each of whom shall serve as a "Class I," "Class II" or "Class III" director, as specified on such schedule, until the earlier of his resignation or removal or until his successor is duly elected and qualifies.

         (b) FelCor and MeriStar agree that, in the event any person set forth on Schedule 1.6(a) is unable or otherwise fails to serve, for any reason, as a director of the Surviving Corporation at the Effective Time, then (i) if such person was a member of the Board of Directors of MeriStar as of the date hereof, MeriStar shall have the right to designate another individual, subject to FelCor's reasonable approval, to serve as a director of the Surviving Corporation at the Effective Time, (ii) if such person was a member of the Board of Directors of FelCor as of the date hereof, FelCor shall have the right to designate another individual, subject to MeriStar's reasonable approval, to serve as a director of the Surviving Corporation at the Effective Time or (iii) if such person was not a member of the Board of Directors of either MeriStar or FelCor as of the date hereof, a majority of the persons set forth on Schedule 1.6(a) shall have the right to designate another individual to serve as a director of the Surviving Corporation at the Effective Time. FelCor shall use its best efforts to have any person designated to be a director pursuant to the previous sentence appointed as a director.

         (c) The officers of FelCor immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to serve until the earlier of his resignation or removal or until his successor is duly elected and qualifies.

                                   ARTICLE 2

                               TREATMENT OF SHARES

         2.1      EFFECT OF THE MERGER ON STOCK.

         (a) COMMON STOCK OF MERISTAR. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any stock of MeriStar, subject to Section 2.1(b), each issued and outstanding share of common stock, par value $0.01 per share, of MeriStar ("MeriStar Common Stock"), other than shares of MeriStar Common Stock to be canceled pursuant to Section 2.1(b), shall be converted into (i) the right to receive cash in the amount of $4.60 (the "Cash Consideration"), without interest, and (ii) 0.784 (the "Exchange Ratio") of one fully paid and nonassessable share of common stock, par value $0.01 per share, of FelCor ("FelCor Common Stock"). All such shares of MeriStar Common Stock automatically shall be canceled and retired and shall cease to exist and be outstanding, and each certificate previously evidencing any such shares shall thereafter represent such number of whole shares of FelCor Common Stock into which such MeriStar Common Stock was converted in accordance with the Exchange Ratio (the "Share Consideration") and the right to receive, without interest, the Cash Consideration (collectively with the Share Consideration, the "Merger Consideration"). The holders of such certificates previously representing such shares of MeriStar Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of MeriStar Common Stock, except as otherwise provided herein or by law. No fractional share of FelCor Common Stock shall be issued in connection with the Merger. In lieu thereof, a cash payment shall be made to each holder of a fractional share interest pursuant to Section 2.2(d) or Section 2.2(e). If, between the date of this Agreement and the Effective Time, the outstanding shares of MeriStar Common Stock or FelCor Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration and Exchange Ratio each shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

         (b) CANCELLATION OF CERTAIN SHARES OF MERISTAR COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, any shares of MeriStar Common Stock that are owned by MeriStar or any MeriStar Subsidiary (defined herein) (other than any shares held in a fiduciary capacity) or by FelCor or any FelCor Subsidiary (as defined herein) shall be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

         (c) STOCK OF FELCOR. Each issued and outstanding share of FelCor Common Stock, FelCor Series A Preferred Stock (as defined herein) and FelCor Series B Preferred Stock (as defined herein) outstanding immediately prior to the Effective Time will remain outstanding, and each certificate representing outstanding shares of FelCor Common Stock, FelCor Series A Preferred Stock and FelCor Series B Preferred Stock will thereafter represent an equal number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, as the case may be, of the Surviving Corporation.

         2.2      DELIVERY OF MERGER CONSIDERATION.

         (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, FelCor shall deposit, in trust for the benefit of holders of shares of MeriStar Common Stock to be converted pursuant to Section 2.1, with FelCor's transfer agent (the "Exchange Agent"), certificates representing that number of shares of FelCor Common Stock required to effect the issuance of the Share Consideration referred to in Section 2.1(a), and cash in the amount required to effect the payment of the aggregate Cash Consideration referred to in Section 2.1(a) and the payment of cash in lieu of fractional shares pursuant to Section 2.2(d) or 2.2(e) (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than as contemplated by this Agreement.

         (b) DELIVERY PROCEDURES. As soon as practicable after the Effective Time, FelCor shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificate" or the "Certificates") which immediately prior to the Effective Time represented outstanding shares of MeriStar Common Stock (the "Canceled Shares") that were converted pursuant to Section 2.1(a): (i) a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the MeriStar Common Stock. For purposes of the immediately preceding sentence, FelCor may rely conclusively on the stockholder records of MeriStar in determining the identity of, and the number of Canceled Shares held by, each holder of a Certificate at the Effective Time. Without limitation to the rights under Section 2.2(c), upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by FelCor), together with a duly executed letter of transmittal and such other customary documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive, with respect to the shares of MeriStar Common Stock formerly represented thereby (A) a certificate or certificates representing that number of whole shares of FelCor Common Stock into which such shares of MeriStar Common Stock were converted pursuant to the provisions of Section 2.1(a), (B) a check in payment of the Cash Consideration, without interest, which such holder has the right to receive pursuant to the provisions of Section 2.1(a), and (C) a check in payment of the cash in lieu of fractional shares, without interest, which such holder is entitled to receive pursuant to Section 2.2(d) or (e). Until such surrender of a Certificate in compliance with the immediately preceding sentence, FelCor shall have no obligation to deliver the items required by clauses (A) through (C) of such sentence. FelCor shall cause all shares of FelCor Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         (c)      CERTAIN DISTRIBUTIONS.

                  (i) The FelCor Parties and the MeriStar Parties each shall authorize under applicable law a dividend or distribution to their respective stockholders and partners, as the case may be, for which the record date shall be the close of business on the Closing Date; provided, however, that such authorization shall not be made if the Closing Date occurs within 15 days after the record date for a regularly scheduled dividend or distribution by the FelCor Parties, unless FelCor elects in its discretion to require both such authorizations to occur. The dividend or distribution shall be equal to such parties' most recent quarterly dividend or distribution rate for such stockholders and partners, as the case may be, multiplied by a fraction, the numerator of which is the number of days elapsed since the last dividend record date through and including the Effective Time, and the denominator of which is 91. Any dividend or distribution made by the FelCor Parties pursuant to this Section 2.2(c)(i) shall be paid in the ordinary course of business consistent with the past practice of such parties as to the manner and timing of payment. Any dividend or distribution made by the MeriStar Parties pursuant to this Section 2.2(c)(i) shall be paid pursuant to the procedures set forth in Section 2.2(c)(ii).

                  (ii) If, after taking into account (A) the regular quarterly dividends or distributions declared by MeriStar to its stockholders with respect to its taxable year ending at the Effective Time and (B) any dividend or distribution that is to be paid to holders of MeriStar Common Stock under Section 2.2(c)(i), MeriStar would fail to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of MeriStar ending at the Effective Time, then either (X) the amount of the dividend or distribution with respect to MeriStar Common Stock under Section 2.2(c)(i) shall be increased or (Y) if no dividend or distribution was declared by MeriStar under Section 2.2(c)(i), MeriStar shall declare a dividend, in either event in an amount sufficient for MeriStar to satisfy the requirements of Section 857(a)(1) of the Code for such period. Any dividend or distribution made by MeriStar pursuant to Section 2.2(c)(i) and/or pursuant to this Section 2.2(c)(ii) (the "Final MeriStar Dividend") shall be declared and paid to holders of shares of MeriStar Common Stock as of a record date which shall be the close of business on the Closing Date. Any Final MeriStar Dividend shall be paid by MeriStar to the stock transfer agent of MeriStar (the "MeriStar Transfer Agent") on the Closing Date, and the MeriStar Transfer Agent shall pay the Final MeriStar Dividend to the holders of the MeriStar Common Stock on or before 30 days following the Closing Date. The FelCor Parties and the MeriStar Parties, by mutual agreement, may accelerate the declaration date, the record date, and/or the payment date of any Final MeriStar Dividend in order to enable MeriStar to avoid or minimize excise tax liability under Section 4981 of the Code for its taxable year ending at the Effective Time. In the event that MeriStar declares a Final MeriStar Dividend with respect to the MeriStar Common Stock, MeriStar OP shall simultaneously declare a distribution (the "Final MeriStar OP Distribution") to holders of MeriStar OP Units in an amount per unit equal to the Final MeriStar Dividend payable per share of MeriStar Common Stock, the record date for which shall be the close of business on the Closing Date. Any Final MeriStar OP Distribution shall be paid by MeriStar OP to the MeriStar Transfer Agent on the Closing Date and the MeriStar Transfer Agent shall pay such distribution to the holders of the MeriStar OP Units on or before 30 days following the Closing Date. MeriStar shall notify FelCor of the expected amount of any MeriStar Final Dividend at least 20 days prior to the date for the declaration of any Final MeriStar Dividend.

                  (iii) Except for (A) regular quarterly dividends or distributions declared and paid by the MeriStar Parties and the FelCor Parties to their respective stockholders and partners in the ordinary and normal course of business, having record and payment dates consistent with their respective past practices and being in amounts not greater than the respective party's last dividend or distribution prior to the date hereof, and (B) the dividend or distribution contemplated by Section 2.2(c)(i) and Section 2.2(c)(ii), neither the MeriStar Parties nor the FelCor Parties will declare or pay any dividend or distribution to their respective stockholders or partners prior to the Effective Time.

                  (iv) No dividends or other distributions declared or made after the Effective Time with respect to shares of FelCor Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FelCor Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in the manner provided in Section 2.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, in addition to the Merger Consideration, there shall be paid to the holder of the certificates representing whole shares of FelCor Common Stock issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions thereon with a record date after the Effective Time and theretofore paid with respect to such whole shares of FelCor Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions thereon, with a record date after the Effective Time but prior to such surrender and having a payment date subsequent to such surrender.

         (d) NO FRACTIONAL SECURITIES. Notwithstanding any other provision hereof, no fractional shares of FelCor Common Stock will be issued in connection with the Merger. No holder of a fractional share interest will be entitled to dividends, voting rights or any other stockholder rights in respect of such fractional share. Instead, as soon as practicable after the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole shares of FelCor Common Stock delivered to the Exchange Agent by FelCor pursuant to
Section 2.1(a) over (ii) the aggregate number of whole shares of FelCor Common Stock to be distributed to holders of MeriStar Common Stock pursuant to Section 2.2(b) (such excess, the "Excess Shares"). FelCor will instruct the Exchange Agent (i) to sell the Excess Shares at then-prevailing prices on the NYSE through one or more member firms of the NYSE and (ii) to use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions and, in any event, within ten calendar days following the Effective Time. The Exchange Agent will hold such proceeds in trust for the holders of MeriStar Common Stock who would otherwise be entitled to receive a fraction of a share of FelCor Common Stock, and will determine the portion of the proceeds to which each such holder is entitled, if any, by multiplying the amount of the aggregate net proceeds of such sale by a fraction, the numerator of which is the amount of the fractional share interest to which each such holder is entitled, and the denominator of which is the aggregate amount of fractional share interests to which all such holders of MeriStar Common Stock are entitled. The Surviving Corporation will pay all commissions, transfer taxes, Exchange Agent's fees and other out-of-pocket transaction costs incurred in connection with the sale of such Excess Shares.

         (e)      ALTERNATIVE CASH PAYMENT. Notwithstanding the provisions of
Section 2.2(d), FelCor may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of payments pursuant to Section 2.2(d), to pay each holder of MeriStar Common Stock who would otherwise be entitled to receive a fraction of a share of FelCor Common Stock, an amount in cash equal to the Market Price determined as of the Closing Date, without interest, multiplied by the fraction of a share of FelCor Common Stock to which such holder would otherwise be entitled. For purposes of this Agreement, "Market Price" means the average of the closing sale prices of a share of FelCor Common Stock (as reported in the NYSE Composite Tape) for the ten consecutive NYSE trading days ending two trading days prior to the date as of which such determination is to be made.

         (f) CLOSING OF TRANSFER BOOKS; ETC. From and after the Effective Time, the stock transfer books of MeriStar shall be closed and no registration of any transfer of stock of MeriStar shall thereafter be made on the records of MeriStar. In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of MeriStar, a certificate representing the proper number of shares of FelCor Common Stock and a check or checks for the Cash Consideration and cash in lieu of fractional shares may be issued to a transferee in the proper amount or amounts if the Certificate representing such Canceled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the person claiming such certificates to be lost, stolen or destroyed and, if required by FelCor or the Exchange Agent, upon the posting by such person of a bond, in an amount reasonably determined by FelCor or the Exchange Agent, as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate(s), the Merger Consideration to be received in exchange therefor (together with any cash in lieu of fractional shares payable in accordance with Section 2.2(d) or (e)).

         (g) WITHHOLDING RIGHTS. FelCor or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of MeriStar Common Stock, such amounts as FelCor or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FelCor or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of MeriStar Common Stock in respect of which such deduction and withholding was made by FelCor or the Exchange Agent.

         (h) TERMINATION OF EXCHANGE. Any certificates representing Share Consideration deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.2 shall be returned by the Exchange Agent to FelCor, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to FelCor. Thereafter, any holder of unsurrendered Certificates shall look solely to FelCor for the payment of any funds to which such holder may be entitled, subject to applicable law. FelCor shall not be liable to any Person for such shares or funds delivered by it to a public official pursuant to any applicable abandoned property, escheat or similar law. As used in this Agreement, the term "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated organization or entity of any kind.

                                   ARTICLE 3

                CERTAIN TRANSACTIONS RELATING TO THE MERISTAR OP

         3.1 MERGER OF MERISTAR OP AND FELCOR OP. At the Effective Time, MeriStar and FelCor shall cause MeriStar OP to merge with and into FelCor OP in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA") and the partnership agreements of FelCor OP and MeriStar OP, with FelCor OP as the surviving entity. The effects and consequences of the OP Merger are set forth in this Article Three and the DRULPA. FelCor OP, after the effectiveness of the OP Merger, is sometimes referred to herein as the "Surviving Partnership."

         3.2 CLOSING AND EFFECTIVENESS. The closing of the OP Merger (the "OP Merger Closing") shall take place at the same time and place as the Closing. All of the documents and transactions relating to the OP Merger Closing shall be deemed to be part of the Closing. The OP Merger shall be conditioned upon prior effectiveness of the Merger and shall be effective at the Effective Time of the Merger. At the OP Merger Closing, MeriStar shall cause MeriStar OP to execute the Certificate of Merger (the "OP Merger Articles") in the form attached hereto as Exhibit "B", which certificate shall then be executed by FelCor OP and filed with the Delaware Secretary of State.

         3.3 EFFECTS OF OP MERGER. The OP Merger shall have the effects set forth in the DRULPA. FelCor shall be the sole general partner of the Surviving Partnership.

         3.4 CERTIFICATE OF LIMITED PARTNERSHIP AND PARTNERSHIP AGREEMENT. The certificate of limited partnership of FelCor OP as in effect immediately prior to the Effective Time (the "FelCor OP Certificate") shall be the certificate of limited partnership of the Surviving Partnership. The limited partnership agreement of FelCor OP as amended and restated in a form reasonably satisfactory to the parties (the "Restated Partnership Agreement") shall be the limited partnership agreement of the Surviving Partnership, until thereafter amended as provided by applicable law or therein.

         3.5      EFFECT OF THE OP MERGER ON PARTNERSHIP INTERESTS.

         (a) COMMON UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "OP Units" (herein called "MeriStar Common Units"), each outstanding MeriStar Common Unit shall be converted into the right to receive (i) the number of units of partnership interest in FelCor OP known as "Partnership Units" or "Common Units" (herein called "FelCor Common Units") equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

         (b) CLASS B UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, there shall be no holders of the partnership interests in MeriStar OP known as "Class B Units" (herein called "MeriStar Class B Units").

         (c) CLASS C UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "Class C Units" (herein called "MeriStar Class C Units"), each outstanding MeriStar Class C Unit shall be converted into the right to receive (i) the number of units of partnership interest in FelCor OP known as "Class C Units" (herein called "FelCor Class C Units") equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

         (d) CLASS D UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "Class D Units" (herein called "MeriStar Class D Units"), each outstanding MeriStar Class D Unit shall be converted into the right to receive one unit of partnership interest in FelCor OP known as "Class D Units" (herein called "FelCor Class D Units").

         (e) POP UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "POP Units" (herein called "MeriStar POP Units"), each outstanding MeriStar POP Unit that is Vested (as defined below) shall be converted into the right to receive (i) the number of FelCor Common Units equal to the product of the Exchange Ratio times the Exchange Factor (as defined below) and (ii) cash in an amount equal to the product of the Cash Consideration, without interest, times the Exchange Factor (as defined below). The term "Vested" means those MeriStar POP Units that are fully vested and not subject to forfeiture as of the Effective Time, assuming the Merger was completed, under the respective Restricted Unit Agreements (as defined in the MeriStar Profits-Only Operating Partnership Units Plan (the "POP Unit Plan")) dated effective as of March 29, 2000 and April 16, 2001 between MeriStar, MeriStar OP and each of the respective holders of such MeriStar POP Units. The term "Exchange Factor" shall mean 1.0. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the POP Units, each outstanding MeriStar POP Unit that is not Vested shall be cancelled and cease to exist, and no consideration shall be issued or delivered in exchange therefor.

         (f) GENERAL PARTNER INTERESTS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of MeriStar as the holder of the general partner's partnership interest in MeriStar OP (the "MeriStar GP Interest"), each unit of partnership interest that constitutes part of the MeriStar GP Interest shall be converted into the right to receive (i) the number of FelCor Common Units equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

         (g) EFFECT ON MERISTAR OP UNITS. All MeriStar Common Units, MeriStar Class B Units, MeriStar Class C Units, MeriStar Class D Units, MeriStar POP Units and MeriStar GP Interest (collectively, the "MeriStar OP Units") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each MeriStar OP Unit shall thereafter represent the right to receive, upon making the deliveries required by Section 3.6(a), such number of whole FelCor Common Units, FelCor Class C Units, and FelCor Class D Units (collectively the "New FelCor OP Units"), and certificates representing such FelCor OP Units, into which such MeriStar OP Units were converted in accordance with Section 3.5(a)-(f) plus any applicable Cash Consideration, without interest. The holders of such MeriStar OP Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such MeriStar OP Units except as otherwise provided herein or by law. No fractional New FelCor OP Units shall be issued, and, in lieu thereof, a cash payment, without interest, shall be made pursuant to Section 3.6(c).

         3.6      ISSUANCE OF NEW CERTIFICATES FOR FELCOR OP UNITS.

         (a) DELIVERY PROCEDURES. As soon as practicable after the Effective Time, FelCor OP shall mail to each holder of record of a MeriStar OP Unit (a "MeriStar OP Unit Holder"), a ratification and joinder agreement (a "Ratification Agreement") by which the MeriStar OP Unit Holder ratifies and agrees to be bound by the Restated Partnership Agreement, waives any rights they have under their exchange rights agreements with MeriStar and MeriStar OP, acknowledges the termination of the MeriStar OP Partnership Agreement and is admitted as a limited partner in FelCor OP as a holder of the respective New FelCor OP Units which the MeriStar OP Unit Holder is entitled to receive by virtue of the OP Merger. The Ratification Agreement to be executed by holders of MeriStar POP Units will also contain a waiver of any rights they have under the agreements by which their POP Units were granted or under the POP Unit Plan. Without limitation to the rights under Section 3.6(b), upon delivery to FelCor OP of a duly executed Ratification Agreement, together with such other customary documents as FelCor OP may require, the MeriStar OP Unit Holder shall be entitled to receive, with respect to such MeriStar OP Units (i) a certificate or certificates representing that number of whole New FelCor OP Units which such MeriStar OP Unit Holder has the right to receive pursuant to Section 3.5, (ii) a check in payment of the Cash Consideration, if any, without interest, which such MeriStar OP Unit Holder has the right to receive pursuant to Section 3.5, and
(iii) a check in payment of the cash in lieu of fractional New FelCor OP Units, without interest, which such holder is entitled to receive pursuant to Section 3.6(c). FelCor OP shall cause all FelCor OP Units issued pursuant to the OP Merger to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

         (b) DISTRIBUTIONS AFTER EFFECTIVE TIME. No distributions declared or made after the Effective Time with respect to New FelCor OP Units with a record date after the Effective Time shall be paid to any MeriStar OP Unit Holder with respect to New FelCor OP Units until such MeriStar OP Unit Holder executes and delivers to FelCor OP a Ratification Agreement. Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery to FelCor OP of any such Ratification Agreement, in addition to the consideration required by Section 3.5, there shall be paid to the holder of the certificates representing whole New FelCor OP Units issued in consideration therefor, without interest, (i) at the time of such delivery, the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole New FelCor OP Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the

Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole New FelCor OP Units.

         (c) NO FRACTIONAL FELCOR OP UNITS. Notwithstanding any other provision hereof, no fractional New FelCor OP Units will be issued in connection with the OP Merger. In lieu of issuance of a fractional New FelCor OP Unit, FelCor OP shall pay each MeriStar OP Unit Holder who would otherwise be entitled to receive a fraction of a New FelCor OP Unit, an amount in cash, without interest, equal to the Market Price determined as of the Closing Date multiplied by the fraction of a New FelCor OP Unit to which such holder would otherwise be entitled.

         (d) WITHHOLDING RIGHTS. FelCor OP shall be entitled to deduct and withhold from the consideration otherwise payable under Section 3.5 to any holder of MeriStar OP Units, such amounts as FelCor OP is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FelCor OP, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the MeriStar OP Units, in respect of which such deduction and withholding was made by FelCor OP.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF THE MERISTAR PARTIES

         Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of MeriStar and delivered to the FelCor Parties prior to the execution hereof (the "MeriStar Disclosure Letter"), the MeriStar Parties, jointly and severally, represent and warrant to the FelCor Parties as follows:

         4.1 ORGANIZATION, STANDING AND POWER OF MERISTAR. MeriStar is a corporation duly organized and validly existing under the laws of the State of Maryland, having the requisite corporate power to carry on its business as now being conducted. MeriStar is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of MeriStar and the MeriStar Subsidiaries (as defined below), taken as a whole, or on the ability of the MeriStar Parties to perform any of their respective substantive obligations under this Agreement (any such effect, a "MeriStar Material Adverse Effect"). MeriStar has delivered to the FelCor Parties complete and correct copies of MeriStar's Second Articles of Amendment and Restatement (the "MeriStar Charter") and the Bylaws of MeriStar (the "MeriStar Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

         4.2      MERISTAR SUBSIDIARIES.

         (a) MeriStar is the record and beneficial owner of all of the issued and outstanding shares of capital stock of MeriStar LP, Inc., a Nevada corporation ("MeriStar LP"). As of the date of hereof, MeriStar LP owns 43,978,936 MeriStar Common Units, representing approximately 90.3% of the issued and outstanding MeriStar Common Units. There are issued and outstanding (i) an aggregate of 2,883,111 MeriStar Common Units, (ii) an aggregate of 964,227 MeriStar Class C Units, (iii) an aggregate of 392,157 MeriStar Class D Units, and (iv) an aggregate of 802,292 MeriStar POP Units. MeriStar also owns an approximate 1% general partnership interest in MeriStar OP, constituting all of the general partner interests in MeriStar OP. All of the MeriStar OP Units owned by MeriStar LP, the general partner interest in MeriStar OP owned by MeriStar, and the issued and outstanding capital stock of MeriStar LP owned by MeriStar, are free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") other than those listed on Schedule 4.2(a) to the MeriStar Disclosure Letter. The MeriStar OP Units are validly issued and outstanding, fully paid and nonassessable. Schedule 4.2(a) of the MeriStar Disclosure Letter sets forth the name of each MeriStar OP Unit Holder and the number and type of MeriStar OP Units owned by each such MeriStar OP Unit Holder in MeriStar OP as of the date of this Agreement. The MeriStar OP Units are subject to no restriction except as set forth in the limited partnership agreement of MeriStar OP (the "MeriStar OP Partnership Agreement") and pursuant to applicable securities laws. MeriStar OP has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in MeriStar OP, whether issued or unissued, or securities convertible into or exchangeable for interests in MeriStar OP or preemptive rights to purchase or rights of first refusal with respect to such interests. Except as listed on Schedule 4.2(a) to the MeriStar Disclosure Letter, no MeriStar OP Units, or other interests therein, have been authorized or reserved for issuance to anyone other than MeriStar LP or MeriStar.

         (b)      Schedule 4.2(b) to the MeriStar Disclosure Letter sets forth
(i) each Subsidiary (as defined below) of MeriStar (the "MeriStar Subsidiary" or "MeriStar Subsidiaries"), (ii) the ownership interest therein of MeriStar, (iii) if not wholly-owned by MeriStar, the identity and ownership interest of each of the other owners of each MeriStar Subsidiary, (iv) each hotel (identified by name and location) and other real property owned or leased by such MeriStar Subsidiary, and (v) each entity not constituting a MeriStar Subsidiary in which MeriStar or any MeriStar Subsidiary holds an ownership interest, indicating the name, nature and business of such entity and the ownership interest therein held by MeriStar, each MeriStar Subsidiary and each other Person. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture, trust or other legal entity, except for passive investments held solely for investment purposes and which are not material in amount.

         (c) Except as set forth in Schedule 4.2(c) to the MeriStar Disclosure Letter, (i) all the outstanding shares of capital stock of each MeriStar Subsidiary that is a corporation have been duly and validly issued and are (A) fully paid and nonassessable, (B) owned by MeriStar or by another MeriStar Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests owned by MeriStar or a MeriStar Subsidiary in another MeriStar Subsidiary that is a partnership, joint venture, limited liability company or trust are owned free and clear of all Liens. Each MeriStar Subsidiary, that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each MeriStar Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each MeriStar Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a MeriStar Material Adverse Effect. Copies of the articles or certificates of incorporation, bylaws, organizational documents and partnership, joint venture and operating agreements of each MeriStar Subsidiary, in each case as amended to the date of this Agreement, have been previously delivered or made available to the FelCor Parties. Neither MeriStar nor any of the MeriStar Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it other than breaches which could not reasonably be expected to have a MeriStar Material Adverse Effect. To the Knowledge of MeriStar (as defined in Section 4.23), the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts other than breaches which could not reasonably be expected to have a MeriStar Material Adverse Effect.

         4.3      MERISTAR STRUCTURE.

         (a) The authorized shares of stock of MeriStar consist of 100,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding, and 250,000,000 shares of MeriStar Common Stock, of which 44,465,990 shares were issued and outstanding as of the date hereof. On the date hereof, (i) 4,549,561 shares of MeriStar Common Stock have been reserved for issuance, and MeriStar has proposed an increase in the number of shares reserved for issuance to an aggregate of 5,558,249 shares, under MeriStar's Incentive Plan (the "MeriStar Incentive Plan"), under which options in respect of 4,470,348 shares of MeriStar Common Stock have been granted and are outstanding on the date hereof, (ii) 125,000 shares of MeriStar Common Stock have been reserved for issuance, and MeriStar has proposed an increase in the number of shares reserved for issuance to an aggregate of 500,000 shares, under the MeriStar Directors' Plan, (iii) 5,782,940 shares of MeriStar Common Stock have been reserved for issuance upon the exchange of MeriStar OP Units, (iv) 4,538,235 shares of MeriStar Common Stock have been reserved for issuance upon the conversion of MeriStar's 4.75% Convertible Subordinated Notes due 2004 (the "MeriStar Convertible Notes"), (v) 500,000 shares of MeriStar Common Stock have been reserved for issuance under MeriStar's Employee Stock Purchase Plan, and
(vi) 5,000,000
shares of MeriStar Common Stock have been reserved for issuance under MeriStar's Dividend Reinvestment Plan, which will be terminated prior to the Effective Time. On the date hereof, except as set forth in this Section 4.3 and the Schedules referenced in this Section 4.3, no shares of MeriStar Common Stock or other voting securities of MeriStar were issued, reserved for issuance or outstanding.

         (b) Set forth in Schedule 4.3(b) to the MeriStar Disclosure Letter is a true and complete list of the following: each qualified or nonqualified option to purchase shares of MeriStar Common Stock granted under the MeriStar Incentive Plan, the Directors' Plan or any other formal or informal stock-based compensation arrangement ("MeriStar Options"). As of the date of this Agreement, other than MeriStar Options, there were no outstanding warrants or other rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units, restricted stock grants and performance shares granted under the MeriStar Incentive Plan or rights to receive shares of MeriStar Common Stock on a deferred basis granted by MeriStar under the MeriStar Incentive Plan. Schedule 4.3(b) to the MeriStar Disclosure Letter also sets forth for each MeriStar Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of shares of MeriStar Common Stock subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, the expiration date, and the number of such shares subject to stock appreciation rights.

         (c) All outstanding shares of MeriStar Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the MeriStar Convertible Notes, there are no bonds, debentures, notes or other indebtedness of MeriStar having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of MeriStar may vote.

         (d) Except (i) as set forth in this Section 4.3, in Schedule 4.3(b) or 4.3(d) to the MeriStar Disclosure Letter, or in the MeriStar OP Partnership Agreement (as defined herein) and (ii) for the MeriStar OP Units held by partners in the MeriStar OP (which, subject to certain restrictions, may be exchanged by the holders thereof for either cash or, at MeriStar's option, shares of MeriStar Common Stock on a one-for-one basis), (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MeriStar or any MeriStar Subsidiary is a party or by which such entity is bound, obligating MeriStar or any MeriStar Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of MeriStar Common Stock, voting securities or other ownership interests of MeriStar or of any MeriStar Subsidiary or obligating MeriStar or any MeriStar Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to MeriStar or a MeriStar Subsidiary), and (B) there are no outstanding obligations of MeriStar or any MeriStar Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or ownership interest in MeriStar or any MeriStar Subsidiary.

         4.4 ORGANIZATION, STANDING AND POWER OF MERISTAR OP. MeriStar OP is a limited partnership duly organized and validly existing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. MeriStar OP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a MeriStar Material Adverse Effect. MeriStar has delivered to the FelCor Parties complete and correct copies of the MeriStar OP Partnership Agreement as amended or supplemented to the date of this Agreement.

         4.5 REGISTRATION RIGHTS. Except as set forth in Schedule 4.5 to the MeriStar Disclosure Letter, no Person has any right to require the registration of any shares of MeriStar Common Stock or any other securities of MeriStar or any MeriStar Subsidiary.

         4.6      AUTHORITY; NONCONTRAVENTION; CONSENTS.

         (a) MeriStar has the requisite corporate power to enter into this Agreement and, subject to the requisite stockholder approval of the Merger (the "MeriStar Stockholder Approvals"), to consummate the transactions contemplated by this Agreement. MeriStar OP has the requisite partnership power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the MeriStar Parties and the consummation by the MeriStar Parties of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the MeriStar Parties, except for and subject to the MeriStar Stockholder Approvals with respect to MeriStar and the approvals set forth on
Schedule 4.6(a) to the MeriStar Disclosure Letter. This Agreement has been duly executed and delivered by the MeriStar Parties and constitutes a valid and binding obligation of the MeriStar Parties, enforceable against the MeriStar Parties in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Except as set forth in Schedule 4.6(b) to the MeriStar Disclosure Letter, the execution and delivery of this Agreement by the MeriStar Parties do not, and the consummation of the transactions contemplated by this Agreement (including, without limitation, the Transactions), and compliance by the MeriStar Parties with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any substantive obligation or to loss of a substantive benefit under, or result in the creation of any Lien upon any of the properties or assets of the MeriStar Parties or any MeriStar Subsidiary, under, (i) the MeriStar Charter, the MeriStar Bylaws or the charter, organizational documents, limited liability company agreement, partnership agreement or other governing document (as the case may be) of any MeriStar Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to MeriStar or any MeriStar Subsidiary or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to

MeriStar or any MeriStar Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not
(x) have a MeriStar Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required in connection with the execution and delivery of this Agreement by the MeriStar Parties or the consummation by the MeriStar Parties of the transactions contemplated by this Agreement, except for
(i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in Section 7.1), (ii) the acceptance for record of the Articles of Merger by the Department, (iii) such filings as may be required in connection with the payment of any transfer and gain taxes, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedules 4.6(a) and (b) to the MeriStar Disclosure Letter, (B) as may be required under (y) federal, state or local environmental or Tax laws or (z) the "blue sky" laws of various states, to the extent applicable; or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the MeriStar Parties from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a MeriStar Material Adverse Effect.

         4.7 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. MeriStar and its predecessors have filed all required reports, schedules, forms, statements and other documents with the SEC since July 31, 1996 through the date hereof (the "MeriStar SEC Documents"). Except as set forth on Schedule 4.7 to the MeriStar Disclosure Letter, no MeriStar Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. All of the MeriStar SEC Documents (other than preliminary materials), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such MeriStar SEC Documents. None of the MeriStar SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later MeriStar SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of MeriStar included in the MeriStar SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) of MeriStar and the MeriStar Subsidiaries. Except for liabilities and obligations set forth in the MeriStar SEC Documents or in Schedule 4.7 to the MeriStar Disclosure Letter, neither MeriStar nor any of the MeriStar Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which are required by GAAP to be set forth on a consolidated balance sheet of MeriStar or in the notes thereto and which, individually or in the aggregate, would have a MeriStar Material Adverse Effect.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for (i) matters disclosed in the MeriStar SEC Documents or on Schedule 4.8 to the MeriStar Disclosure Letter, (ii) the Transactions and the dividends and distributions contemplated by Section 2.2(c), and (iii) the transactions permitted by Section 6.3, since the date of the most recent audited financial statements included in the MeriStar SEC Documents (the "MeriStar Financial Statement Date"), MeriStar and the MeriStar Subsidiaries have conducted their business only in the ordinary and normal course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been, from the MeriStar Financial Statement Date through the date of this Agreement,
(a) any material adverse change in the business, financial condition or results of operations of MeriStar and the MeriStar Subsidiaries taken as a whole, including, without limitation, any increase in market rates of interest and related costs of financing which results in yields for new issues of unsecured senior notes issued by companies with a comparable debt rating to FelCor and MeriStar exceeding an amount which the members of the Interim Transactions Committee (as defined in Section 6.5) agree, in the exercise of their good faith business judgment, makes the issuance of such debt not economically prudent (a "MeriStar Material Adverse Change"), (b) any occurrence or circumstance that with the passage of time would reasonably be expected to result in a MeriStar Material Adverse Change, or (c) any action taken by MeriStar or any MeriStar Subsidiary during the period from the MeriStar Financial Statement Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.3.

         4.9 LITIGATION. Except as disclosed in the MeriStar SEC Documents or in Schedule 4.9 to the MeriStar Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of MeriStar and the MeriStar Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee or agent of MeriStar or any MeriStar Subsidiary) or, to the Knowledge of MeriStar, threatened in writing against or affecting MeriStar or any MeriStar Subsidiary that, individually or in the aggregate, could reasonably be expected to have a MeriStar Material Adverse Effect or to prohibit, restrict or interfere with the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against MeriStar or any of the MeriStar Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such Effect.

         4.10     PROPERTIES.

         (a) Schedule 4.10(a) to the MeriStar Disclosure Letter sets forth a complete and accurate list and the address of all real property owned or leased by MeriStar or any MeriStar Subsidiary (collectively, and together with the land at each address referenced in Schedule 4.10(a) to the MeriStar Disclosure Letter and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "MeriStar Properties"). MeriStar or the MeriStar Subsidiaries, owns or own, as the case may be, good and insurable fee simple title (or, if so indicated in Schedule 4.10(a) to the MeriStar Disclosure Letter, leasehold title) to each of the MeriStar Properties, in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), except for such mortgages as are set forth on
Schedule 4.16(b) to the MeriStar Disclosure Letter or for which no disclosure is required by Section 4.16(b), the Lien of real estate taxes not yet due and payable and such Encumbrances as individually, and in the aggregate, could not reasonably be expected to have a MeriStar Material Adverse Effect. Except for such of the following as individually, or in the aggregate, could not reasonably be expected to have a MeriStar Material Adverse Effect, policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of MeriStar or its Subsidiaries, as applicable, to each of the MeriStar Properties in amounts at least equal to the portion of the purchase price thereof allocated to real estate (the "MeriStar Title Policies"), and, to MeriStar's Knowledge, the MeriStar Title Policies are valid and in full force and effect and no claim has been made under any such policy (except claims which have previously been fully resolved).

         (b) Except as set forth in Schedule 4.10(b) to the MeriStar Disclosure Letter, and except for matters which would not, individually or in the aggregate, reasonably be expected to have a MeriStar Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, any proposed development) of the MeriStar Properties, MeriStar has no Knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any MeriStar Property or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the MeriStar Properties has not been obtained or is not in full force and effect, or of any pending modification or cancellation of any of the same.

         (c) Schedule 4.10(c) to the MeriStar Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by MeriStar or any MeriStar Subsidiary as of the date hereof, which are scheduled to close or be consummated after the date hereof, (x) to sell, mortgage, pledge, hypothecate, lease or sublease any MeriStar Property, which, individually or in the aggregate, are material, (y) to enter into a material transaction in respect of the ownership or financing of any MeriStar Property or
(z) to purchase, lease or otherwise acquire any real property.

         (d) Except as set forth in Schedule 4.10(d) to the MeriStar Disclosure Letter, none of the MeriStar Properties is subject to any outstanding purchase option, right of first refusal, right of first offer or similar right, other than such rights as would not reasonably be expected to have a MeriStar Material Adverse Effect, nor has MeriStar or any MeriStar Subsidiary entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of any MeriStar Property or other transfer of all or any material part of any MeriStar Property as of the date hereof, which are scheduled to close or be consummated after the date hereof, and no Person has any right or option to acquire, or right of first refusal or right of first offer with respect to, any interest of MeriStar or any MeriStar Subsidiary in any MeriStar Property or any material part thereof.

         (e) Schedule 4.10(e) to the MeriStar Disclosure Letter sets forth the capital expenditure budget and schedule of MeriStar and each MeriStar Subsidiary for each MeriStar Property, describing the capital expenditures which MeriStar or any MeriStar Subsidiary has budgeted for such MeriStar Property for the period running through December 31, 2001 (the "MeriStar Budget and Schedule").

         (f) The ground leases underlying the leased MeriStar Properties (collectively, the "MeriStar Ground Leases") are listed on Schedule 4.10(f) to the MeriStar Disclosure Letter. Each of the MeriStar Ground Leases is valid, binding and in full force and effect as against MeriStar or any MeriStar Subsidiary and, to MeriStar's Knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect would not reasonably be expected to have a MeriStar Material Adverse Effect. There does not exist under any of the MeriStar Ground Leases any default, and, to MeriStar's Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, reasonably be expected to result in a MeriStar Material Adverse Effect.

         (g) Schedule 4.10(g) to the MeriStar Disclosure Letter sets forth a list of the hotel franchise, license or other agreements relating to the names, marks or systems (the "MeriStar Franchise Agreements") under which each of the MeriStar Properties is being operated. Each of the MeriStar Franchise Agreements is in full force and effect and, to the Knowledge of MeriStar, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving notice or the passage of time or both would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a MeriStar Material Adverse Effect.

         (h) Schedule 4.10(h) to the MeriStar Disclosure Letter sets forth a list of the hotel management agreements (the "MeriStar Management Agreements") pursuant to which each of the MeriStar Properties is being managed. Each of the MeriStar Management Agreements is in full force and effect and, to the Knowledge of MeriStar, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving notice or the passage of time or both would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a MeriStar Material Adverse Effect.

         4.11 EMPLOYEE BENEFITS. With respect to all MeriStar Benefit Plans (as defined below), except for such matters, as, individually or in the aggregate, could not reasonably be expected to have a MeriStar Material Adverse Effect, (a) each MeriStar Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of MeriStar, nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such MeriStar Benefit Plan or related trust, (b) each MeriStar Benefit Plan has been operated in all material respects in accordance with its terms and with the terms and requirements of applicable law and all required returns and filings for each MeriStar Benefit Plan have been timely made, (c) neither MeriStar nor any MeriStar Subsidiary has incurred any tax, fine, lien, penalty or other liability imposed under ERISA (defined below), the Code or other applicable laws, rules and regulations, in connection with any MeriStar Benefit Plan, and no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of MeriStar or any MeriStar Subsidiary, threatened, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all contributions due and payable on or before the date hereof in respect of each MeriStar Benefit Plan have been made in full and in proper form,
(e) neither MeriStar nor any MeriStar Subsidiary has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), any plan subject to Section 413 of the Code, or any "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable laws, no MeriStar Benefit Plan currently or previously maintained by MeriStar or any MeriStar Subsidiary provides any post-employment health or life insurance coverage or benefits, except as required under Section 4980B of the Code; (g) neither MeriStar, nor any MeriStar Subsidiary, is a member of a "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Section 414(b), (c), (m) or (o)), which has members other than themselves;
(h) all material reporting, disclosure and notice obligations imposed under ERISA and the Code have been satisfied with respect to each MeriStar Benefit Plan, and (i) except as set forth in Schedule 4.11 to the MeriStar Disclosure Letter, no benefit or amount payable, or which may become payable in connection with the Transactions, by MeriStar or any MeriStar Subsidiary pursuant to any MeriStar Benefit Plan, agreement or contract with any employee, constitutes an "excess parachute payment" which would not be deductible by reason of Section 280G of the Code. Schedule 4.11 to the MeriStar Disclosure Letter contains a complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") excluding "multiemployer plans" within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former employee, officer or director of MeriStar or any MeriStar Subsidiary has any present or future right to benefits sponsored or maintained by

MeriStar or any MeriStar Subsidiary or under which MeriStar or any MeriStar Subsidiary has had or has any present or could reasonably be expected to have any future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "MeriStar Benefit Plans." With respect to each MeriStar Benefit Plan, MeriStar has provided to FelCor a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by MeriStar or any MeriStar Subsidiary to their employees concerning the extent of the benefits provided under a MeriStar Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) attorney's response to an auditor's request for information.

         4.12     LABOR MATTERS; EMPLOYEES.

         (a) Except as set forth on Schedule 4.12(a) to the MeriStar Disclosure Letter, neither MeriStar nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. MeriStar has delivered true, correct and complete copies of such agreements to the FelCor Parties. There is no unfair labor practice or labor arbitration proceeding pending or, to MeriStar's Knowledge, threatened against MeriStar or any of its Subsidiaries relating to their business which, if determined adversely to MeriStar or any of its Subsidiaries, would have a MeriStar Material Adverse Effect.

         (b) Schedule 4.12(b) to the MeriStar Disclosure Letter sets forth all employment agreements between MeriStar or any of its Subsidiaries and any other Person.

         (c) Neither MeriStar, nor any MeriStar Subsidiary, is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law, which delinquency would, in the aggregate, have a MeriStar Material Adverse Effect. None of MeriStar's or any MeriStar Subsidiary's employment policies or practices is currently being audited or investigated by any Governmental Entity or court. There is no pending or, to the Knowledge of MeriStar, threatened litigation, unfair labor practice charge, or other charge or inquiry against MeriStar or any MeriStar Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any of them with respect to employment practices which could reasonably be expected to have a MeriStar Material Adverse Effect.

         (d) Neither MeriStar nor any MeriStar Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employees or employment practices. MeriStar and each MeriStar Subsidiary are in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification

Act of 1988, as amended ("WARN"), and has not planned or implemented any early retirement, separation or window program within the past five years.

         4.13     TAXES.

         (a) Except as set forth on Schedule 4.13(a) to the MeriStar Disclosure Letter, each of MeriStar and the MeriStar Subsidiaries has timely filed or caused to be timely filed all material Tax Returns (as defined below) required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or MeriStar has paid on its behalf) all Taxes (as defined below) required to be paid as shown on such returns and all such Tax Returns were, when filed, complete and accurate in all material respects, except where the failure to file such Tax Returns, the failure to pay such Taxes and the failure of such Tax Returns to be complete and accurate in all material respects could not be reasonably expected to have a MeriStar Material Adverse Effect. No material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to the Knowledge of MeriStar, threatened in writing by any taxing authority against MeriStar or any MeriStar Subsidiary. Neither MeriStar nor a MeriStar Subsidiary has executed or filed with any taxing authority any agreement now in effect extending the period for assessment of Taxes. No Tax Returns of MeriStar or any MeriStar Subsidiary have been or are currently being audited by any applicable taxing authority, and neither MeriStar nor any MeriStar Subsidiary has received any written notice that such audit is contemplated. There are no material Tax liens on any properties of MeriStar or any MeriStar Subsidiary other than liens for current Taxes not yet due and payable. The most recent audited financial statements contained in the MeriStar SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes and deferred Taxes payable by MeriStar and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not have a MeriStar Material Adverse Effect, MeriStar and each MeriStar Subsidiary have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes and, to the extent required, have paid over to the appropriate governmental authorities or are properly holding for such payment all taxes, unemployment insurance and other amounts required by law to be withheld or collected.

         (b) MeriStar is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code, and except as set forth on
Schedule 4.13(b) to the MeriStar Disclosure Letter, is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that is not or would not be deductible by MeriStar by reason of
Section 280G of the Code or Section 162(m) of the Code.

         (c) Neither MeriStar nor any MeriStar Subsidiary has taken or will take any action that would create a material risk that the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

         (d) Neither MeriStar nor any MeriStar Subsidiary is a party to or has any obligation under any Tax sharing agreements or similar contract or arrangement that would have a MeriStar Material Adverse Effect. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by MeriStar or any MeriStar Subsidiary that would have a MeriStar Material Adverse Effect.

         (e) Except as set forth on Schedule 4.13(e) to the MeriStar Disclosure Letter, neither MeriStar nor any MeriStar Subsidiary has any material liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, that would have a MeriStar Material Adverse Effect.

         (f) Since the MeriStar Financial Statement Date, (i) MeriStar has incurred no material liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and (ii) neither MeriStar nor a MeriStar Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business except where such liability for Taxes could not reasonably be expected to have a MeriStar Material Adverse Effect. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in this paragraph (f) will be imposed upon MeriStar.

         (g) MeriStar or its predecessors (other than CapStar Hotel Company) (i) for all taxable years commencing with its taxable year beginning July 31, 1996 and ended December 31, 1996, and through December 31, 2000 has been subject to taxation as a real estate investment trust within the meaning of
Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such years, and (ii) has operated, and intends to continue to operate, in such manner as to qualify as a REIT for the taxable year ending at the Effective Time. To MeriStar's Knowledge, no action, proceeding or investigation that could reasonably be expected to result in the termination of MeriStar's status as a REIT has been taken or omitted or is pending or threatened.

         (h) Except as set forth on Schedule 4.13(h) to the MeriStar Disclosure Letter, MeriStar has not made an election under IRS Notice 88-19 or Temporary Treasury Regulations Section 1.337(d)-5T(b)(3).

         (i) Except as set forth on Schedule 4.13(i) to the MeriStar Disclosure Letter, each of MeriStar OP and each other subsidiary of MeriStar that is organized as a partnership, limited liability company or trust (including entities in which MeriStar directly or indirectly owns less than 50% of the equity ownership interests) has been at all times since August 3, 1998, and will be through the Closing Date, treated for federal income tax purposes as either (i) a partnership that is not either an association taxable as a corporation or a publicly traded partnership under Section 7704 of the Code,
(ii) a publicly traded partnership that is eligible for partnership status under
Section 7704(c) of the Code, or (iii) a disregarded entity.

         (j) Except as set forth on Schedule 4.13(j) to the MeriStar Disclosure Letter, each of the corporations in which MeriStar owns a direct or indirect equity ownership interest has been at all times since August 3, 1998, and through the Closing Date will be, treated for federal income tax purposes as either (i) a "qualified REIT subsidiary" within the meaning of

Section 856(i) of the Code or (ii) a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

         (k) Schedule 4.13(k) to the MeriStar Disclosure Letter sets forth a list of the entities for which MeriStar has made taxable REIT subsidiary elections under Section 856(l) and the effective dates of such elections. MeriStar has made a taxable REIT subsidiary election for each entity that it intends to treat as a taxable REIT subsidiary for its 2001 taxable year.

         (l) Except for the agreements or with respect to the transactions that will be set forth on Schedule 4.13(l) to the MeriStar Disclosure Letter (such Schedule 4.13(l) to be delivered within 14 business days from the date of this Agreement), neither MeriStar nor any MeriStar Subsidiary has entered into or is subject to any "MeriStar Tax Protection Agreements." The MeriStar Parties represent and warrant that the MeriStar Tax Protection Agreements listed on
Schedule 4.13(l) shall contain only such terms and provisions as are usual and customary in agreements for similar purposes. As used herein, a MeriStar Tax Protection Agreement is a written agreement (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the MeriStar OP or any other MeriStar Subsidiary that is treated as a partnership for federal income tax purposes and that as a result of such purpose (i) prohibits or restricts in any manner the disposition of any assets of the MeriStar OP or such MeriStar Subsidiary or requires the MeriStar OP or such MeriStar Subsidiary to indemnify or reimburse any Person for a loss of federal income tax deferral as a result of any such asset disposition; (ii) requires that the MeriStar OP or such MeriStar Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the MeriStar Properties; or (iii) requires that the MeriStar OP or such MeriStar Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement, reimbursement agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of the MeriStar OP or such MeriStar Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code or the Treasury Regulations promulgated thereunder with respect to one or more assets of the MeriStar OP or such MeriStar Subsidiary or (C) that requires a particular method for allocating one or more liabilities of MeriStar or such MeriStar Subsidiary under Section 752 of the Code or the Treasury Regulations promulgated thereunder. Except as would not have a MeriStar Material Adverse Effect, neither MeriStar nor any MeriStar Subsidiary is in violation of or in default under any MeriStar Tax Protection Agreement.

         (m) As used in this Agreement, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         4.14 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as disclosed on Schedule 4.14 to the MeriStar Disclosure Letter, there are no cash or non-cash payments which will become payable to any employee, officer or director of MeriStar or any MeriStar Subsidiary as a result of the Merger and the Transactions, and there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made upon a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of MeriStar or any MeriStar Subsidiary.

         4.15 BROKERS, FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which are as described in the engagement letter between Salomon Smith Barney Inc. and MeriStar, a true and correct copy of which has previously been delivered to the FelCor Parties, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby, based upon arrangements made by or on behalf of MeriStar or any MeriStar Subsidiary.

         4.16     CONTRACTS; DEBT INSTRUMENTS.

         (a) Except as set forth in Schedule 4.16(a) to the MeriStar Disclosure Letter, and except as, individually or in the aggregate, would not have a MeriStar Material Adverse Effect, neither MeriStar nor any MeriStar Subsidiary has received a written notice that MeriStar or any MeriStar Subsidiary is in violation of or in default under (nor to the Knowledge of MeriStar does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of MeriStar does such a violation or default exist.

         (b) Except for any of the following expressly identified in MeriStar SEC Documents, Schedule 4.16(b) to the MeriStar Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness (as defined below) in excess of $10,000,000 of MeriStar or of any MeriStar Subsidiary, other than such Indebtedness payable to MeriStar or a MeriStar Subsidiary, is outstanding or may be incurred. For purposes of this Agreement, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (v) guarantees of any such Indebtedness of any other Person.

         4.17 ENVIRONMENTAL MATTERS. Except as, individually or in the aggregate, would not have a MeriStar Material Adverse Effect and except as disclosed in the MeriStar SEC Documents filed prior to the date of this Agreement, none of MeriStar, any of the MeriStar Subsidiaries or, to the Knowledge of MeriStar, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Materials (as defined below) on any of the MeriStar Properties or properties formerly owned by MeriStar or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred on MeriStar Properties or properties formerly owned by MeriStar or be presently occurring on or from the MeriStar Properties, which presence or occurrence, individually or in the aggregate, could reasonably be expected to have a MeriStar Material Adverse Effect; and, in connection with the construction on or operation and use of the MeriStar Properties, neither MeriStar nor any MeriStar Subsidiary has failed to comply in any material respect with any applicable Environmental Laws (as defined below), except to the extent such failure to comply, individually or in the aggregate, could not be reasonably expected to have a MeriStar Material Adverse Effect. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the Knowledge of MeriStar, is threatened by, any Person against MeriStar or any MeriStar Subsidiary, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or individually and in the aggregate, could not be reasonably expected to result in a MeriStar Material Adverse Effect. MeriStar has previously delivered or made available to FelCor or its counsel true and complete copies of all internally prepared or commissioned environmental studies, assessments and reports in the possession or under the control of MeriStar that relate to the MeriStar Properties and/or MeriStar's compliance with Environmental Laws.

         As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response Act, 49 U.S.C. ss.ss.1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901, et seq., the Clean Water Act, 33 U.S.C.ss.ss.1251, et seq., the Clean Air Act, 33 U.S.C.ss.ss.2601, et seq., the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136, et seq., Occupational Safety and Health Act, 29 U.S.C.ss.ss.651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C.ss.ss.2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes, but is not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

         4.18 COMPLIANCE WITH LAWS. Except as disclosed in the MeriStar SEC Documents, neither MeriStar nor any MeriStar Subsidiary has violated or failed to comply with any Law, permit, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure could not reasonably be expected to have a MeriStar Material Adverse Effect.

         4.19 OPINION OF FINANCIAL ADVISOR. The Board of Directors of MeriStar has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of shares of MeriStar Common Stock.

         4.20 MARYLAND TAKEOVER LAW. The Maryland Business Combination Act and the Maryland Control Share Acquisition Act will not apply to MeriStar in connection with this Agreement and the other transactions contemplated hereby. The provisions of Article II, Section 10 of the Bylaws of MeriStar relating to the Maryland Control Share Acquisition Act have not been rescinded or revoked.

         4.21 INFORMATION SUPPLIED. None of the information supplied or to be supplied by MeriStar specifically for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 7.1(a)), at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement (as defined in Section 7.1(a)), at the date it is first mailed to MeriStar's stockholders or at the time of the MeriStar Stockholders Meeting (as defined in Section 7.1(d)), will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by MeriStar with respect to statements made or incorporated by reference therein based on information supplied by FelCor specifically for inclusion or incorporated by reference in the Proxy Statement or contained in any FelCor SEC Documents incorporated by reference in the Registration Statement or the Proxy Statement.

         4.22 INVESTMENT COMPANY ACT OF 1940. Neither MeriStar nor any MeriStar Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         4.23 DEFINITION OF KNOWLEDGE OF MERISTAR. As used in this Agreement, the phrase "Knowledge of MeriStar" (or words of similar import) means the knowledge of those individuals identified in Schedule 4.23 to the MeriStar Disclosure Letter.

         4.24 VOTING REQUIREMENTS. The MeriStar Stockholder Approvals, which shall consist of the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter at the MeriStar Stockholders Meeting, which shall be a duly convened meeting at which a quorum is present and acting throughout, to approve the Merger are the only votes of the holders of any class or series of MeriStar's stock necessary to approve the Merger and the other transactions contemplated by this Agreement. MeriStar, acting as the general partner of MeriStar OP, has the power to cause MeriStar OP to effect the OP Merger without obtaining any consent or approval of the limited partners of MeriStar OP.

         4.25 RELATED PARTY AGREEMENTS. Except as listed on Schedule 4.25 to the MeriStar Disclosure Letter, there is no binding contract, agreement, undertaking, or commitment between MeriStar or any MeriStar Subsidiary, on the one hand, and MeriStar Hotels & Resorts, Inc. ("MeriStar Hotels & Resorts"), MIP Lessee, L.P., MeriStar Investment Partners, L.P., or any of their affiliated, related or associated Persons (other than another MeriStar Subsidiary), on the other hand.

                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF THE FELCOR PARTIES

         Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of FelCor and delivered to the MeriStar Parties prior to the execution hereof (the "FelCor Disclosure Letter"), the FelCor Parties, jointly and severally, represent and warrant to the MeriStar Parties as follows:

         5.1 ORGANIZATION, STANDING AND POWER OF FELCOR. FelCor is a corporation duly organized and validly existing under the laws of the State of Maryland, having the requisite corporate power to carry on its business as now being conducted. FelCor is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of FelCor and the FelCor Subsidiaries (as defined below), taken as a whole, or the ability of the FelCor Parties to perform any of their respective substantive obligations under this Agreement (any such effect a "FelCor Material Adverse Effect"). FelCor has delivered to the MeriStar Parties complete and correct copies of the FelCor Charter and the FelCor Bylaws.

         5.2      FELCOR SUBSIDIARIES.

         (a) FelCor is the record and beneficial owner of all of the issued and outstanding membership interests of FelCor Nevada Holdings, L.L.C., a Nevada limited liability company ("FelCor LLC"). As of the date hereof, FelCor LLC owns 57,782,448 FelCor Common Units representing approximately 86.6% of the issued and outstanding FelCor Common Units. There are issued and outstanding (i) an aggregate of 66,757,265 FelCor Common Units, (ii) an aggregate of 39,229 Class B, Series II units of limited partnership interest in FelCor OP (the "FelCor Class B Units"), (iii) an aggregate of 5,980,600 Series A Cumulative Convertible Preferred Units (the "FelCor Series A Preferred Units"), and (iv) an aggregate of 57,500 Series B Cumulative Redeemable Preferred Units (the "FelCor Series B Preferred Units") (collectively, together with the FelCor Common Units, FelCor Class B Units, FelCor Series A Preferred Units and FelCor Series B Preferred Units, the "FelCor OP Units"). FelCor also owns an approximately 1.6% general partner interest in FelCor OP, constituting all of the general partner interests in FelCor OP. All of the FelCor OP Units owned by FelCor and FelCor LLC, the general partner interest in FelCor OP owned by FelCor, and the issued and outstanding membership interests in FelCor LLC owned by FelCor, are free and clear of all Liens, other than those listed on
Schedule 5.2(a) to the FelCor Disclosure Letter. The FelCor OP Units are validly issued and outstanding, fully paid and nonassessable. Schedule 5.2(a) to the FelCor Disclosure Letter sets forth the name of each holder of a FelCor OP Unit (each a "FelCor OP Unit Holder") and the number and type of FelCor OP Units owned by each such FelCor OP Unit Holder in FelCor OP as of the date of this Agreement. The FelCor OP Units are subject to no restriction except as set forth in the FelCor OP limited partnership agreement (the "FelCor Operating Partnership Agreement") and pursuant to applicable securities laws. FelCor OP has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in FelCor OP, whether issued or unissued, or securities convertible into or exchangeable for interests in FelCor OP or preemptive rights to purchase or rights of first refusal with respect to such interests. Except as listed on Schedule 5.2(a) to the FelCor Disclosure Letter, no FelCor OP Units, or other interests therein, have been authorized or reserved for issuance to anyone other than FelCor LLC or FelCor.

         (b) Schedule 5.2(b) to the FelCor Disclosure Letter sets forth (i) each Subsidiary of FelCor (the "FelCor Subsidiary" or "FelCor Subsidiaries"),
(ii) the ownership interest therein of FelCor, (iii) if not wholly-owned by FelCor, the identity and ownership interest of each of the other owners of such FelCor Subsidiary, (iv) each hotel (identified by name and location) and other real property owned or leased by such FelCor Subsidiary, and (v) each entity not constituting a FelCor Subsidiary in which FelCor or any FelCor Subsidiary holds an ownership interest, indicating the name, nature and business of such entity and the ownership interest therein held by each FelCor Subsidiary and each other Person.

         (c) Except as set forth in Schedule 5.2(c) to the FelCor Disclosure Letter, (i) all the outstanding shares of capital stock of each FelCor Subsidiary that is a corporation have been duly and validly issued and are (A) fully paid and nonassessable, (B) owned by FelCor or another FelCor Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests owned by FelCor or a FelCor Subsidiary in another FelCor Subsidiary that is a partnership, joint venture, trust or limited liability company are owned free and clear of all Liens. Each FelCor Subsidiary, that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each FelCor Subsidiary that is a partnership, limited liability company, trust or joint venture is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each FelCor Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a FelCor Material Adverse Effect. Copies of the articles or certificates of incorporation, bylaws, organizational documents and partnership, joint venture and operating agreements of each FelCor Subsidiary, in each case as amended to the date of this Agreement, have been previously delivered or made available to the MeriStar Parties. Neither FelCor nor any of the FelCor Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it other than breaches, which could not reasonably be expected to have a FelCor Material Adverse Effect. To the Knowledge of FelCor (as defined in Section 5.21), the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts other than breaches, which could not reasonably be expected to have a FelCor Material Adverse Effect.

         5.3      FELCOR STRUCTURE.

         (a) The authorized shares of stock of FelCor consist of 200,000,000 shares of FelCor Common Stock and 20,000,000 shares of preferred stock, $0.01 par value per share, of which 6,050,000 shares have been designated as $1.95 Series A Cumulative Convertible Preferred Stock ("FelCor Series A Preferred Stock") and 57,500 shares have been designated as 9% Series B Cumulative Redeemable Preferred Stock ("FelCor Series B Preferred Stock"). As of the date hereof, (i) 53,159,146 shares of FelCor Common Stock were issued and outstanding, (ii) 5,980,600 shares of FelCor Series A Preferred Stock were outstanding, (iii) 57,500 shares of FelCor Series B Preferred Stock were outstanding and represented by 5,750,000 Depositary Receipts, each representing 1/100 of a share of FelCor Series B Preferred Stock, (iv) 3,092,614 shares of FelCor Common Stock have been reserved for issuance, and FelCor may propose an increase in the number of shares reserved for issuance to an aggregate of 4,092,614 shares, under FelCor's Restricted Stock and Stock Option Plans, as amended (the "FelCor Plans"), (v) 1,737,111 shares of FelCor Common Stock were issuable upon exercise of outstanding stock options (the "FelCor Options") to purchase shares of FelCor Common Stock, (vi) 5,500 shares of Common Stock issuable pursuant to FelCor's Deferred Compensation Plan, (vii) 9,014,046 shares of FelCor Common Stock were reserved for issuance upon redemption of FelCor OP Units, and (viii) 4,636,161 shares of FelCor Common Stock were reserved for issuance upon conversion of the FelCor Series A Preferred Stock. On the date hereof, except as set forth in this Section 5.3 and the Schedules referenced in this Section 5.3, no shares of FelCor Common Stock or other voting securities of FelCor were issued, reserved for issuance or outstanding.

         (b) Set forth in Schedule 5.3(b) to the FelCor Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of FelCor Common Stock granted under the FelCor Plans or any other formal or informal stock-based compensation arrangement, (ii) each grant of shares of FelCor Common Stock to employees which are subject to any risk of forfeiture ("FelCor Restricted Stock Grants") and (iii) shares issuable pursuant to the FelCor Deferred Compensation Plan ("FelCor Deferred Stock"). As of the date of this Agreement, other than FelCor Options, FelCor Restricted Stock Grants, and FelCor Deferred Stock, there were no outstanding warrants or other rights to acquire stock, stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares granted under the FelCor Plans or rights to receive shares of FelCor Common Stock on a deferred basis granted under the FelCor Plans. Schedule 5.3(b) to the FelCor Disclosure Letter also sets forth for each FelCor Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of shares of FelCor Common Stock subject to such option, the

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number of shares subject to options that are currently exercisable, the exercise price per share, the expiration date and the number of such shares subject to share appreciation rights. For each FelCor Restricted Stock Grant, Schedule 5.3(b) to the FelCor Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of shares of FelCor Common Stock granted and the date any risk of forfeiture with respect to such shares lapses.

         (c) All outstanding shares of FelCor Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of FelCor having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FelCor may vote.

         (d) Except (i) as set forth in this Section 5.3, in Schedule 5.3(b) or 5.3(d) to the FelCor Disclosure Letter, or in the FelCor Operating Partnership Agreement (as defined herein) and (ii) for FelCor OP Units held by partners in the FelCor OP (which, subject to certain restrictions, may be redeemed by the holders thereof for either cash or, at FelCor's option, shares of FelCor Common Stock on a one-for-one basis), (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which FelCor or any FelCor Subsidiary is a party or by which such entity is bound, obligating FelCor or any FelCor Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of FelCor Common Stock, voting securities or other ownership interests of FelCor or of any FelCor Subsidiary or obligating FelCor or any FelCor Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to FelCor or a FelCor Subsidiary), and (B) there are no outstanding obligations of FelCor or any FelCor Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or ownership interest in FelCor or any FelCor Subsidiary.

         5.4 ORGANIZATION, STANDING AND POWER OF FELCOR OP. FelCor OP is a limited partnership duly organized and validly existing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. FelCor OP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a FelCor Material Adverse Effect. FelCor has delivered to the MeriStar Parties complete and correct copies of the FelCor Operating Partnership Agreement as amended or supplemented to the date of this Agreement.

         5.5      AUTHORITY; NONCONTRAVENTION; CONSENTS.

         (a) FelCor has the requisite power to enter into this Agreement and, subject to the requisite stockholder approval of the Merger (the "FelCor Stockholder Approval" and, together with the MeriStar Stockholder Approval, the "Stockholder Approvals"), to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 5.5(a) to the FelCor Disclosure Letter, FelCor OP has the requisite partnership power and authority to enter into this Agreement, and to consummate the transactions

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

contemplated by this Agreement. The execution and delivery of this Agreement by the FelCor Parties and the consummation by the FelCor Parties of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the FelCor Parties, except for and subject to the FelCor Stockholder Approval and the approvals set forth on Schedule 5.5(a) to the FelCor Disclosure Letter. This Agreement has been duly executed and delivered by the FelCor Parties and constitutes a valid and binding obligation of the FelCor Parties, enforceable against the FelCor Parties in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Except as set forth in Schedule 5.5(b) to the FelCor Disclosure Letter, the execution and delivery of this Agreement by the FelCor Parties do not, and the consummation of the transactions contemplated by this Agreement, (including, without limitation,) the Transactions, and compliance by the FelCor Parties with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any substantive obligation or to loss of a substantive benefit under, or result in the creation of any Lien upon any of the properties or assets of the FelCor Parties or any FelCor Subsidiary under, (i) the FelCor Charter, FelCor Bylaws or the charter, organizational documents, limited liability company agreement, partnership agreement or other governing document (as the case may be) of any FelCor Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to FelCor or any FelCor Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to FelCor or any FelCor Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a FelCor Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to FelCor or any FelCor Subsidiary in connection with the execution and delivery of this Agreement or the consummation by the FelCor Parties of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of the Registration Statement and the Proxy Statement, (ii) the acceptance for record of the Articles of Merger by the Department and the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 5.5(a) or (b) to the FelCor Disclosure Letter or (B) as may be required under (y) federal, state or local environmental or Tax laws or (z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the FelCor Parties from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a FelCor Material Adverse Effect.

         5.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. FelCor has filed all required reports, schedules, forms, statements and other documents with the SEC since July 28, 1994 through the date hereof (the "FelCor SEC Documents"). All of the FelCor SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such FelCor SEC Documents. None of the FelCor SEC Documents (other than preliminary materials) at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later FelCor SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of FelCor and the FelCor Subsidiaries included in the FelCor SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) of FelCor and the FelCor Subsidiaries. Except for liabilities and obligations set forth in the FelCor SEC Documents or in Schedule 5.6 to the FelCor Disclosure Letter, neither FelCor nor any FelCor Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of FelCor or in the notes thereto and which, individually or in the aggregate, would have a FelCor Material Adverse Effect.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for (i) matters disclosed in the FelCor SEC Documents or in Schedule 5.7 to the FelCor Disclosure Letter, and (ii) the Transactions and the dividends and distributions contemplated by Section 2.2(c), and (iii) the transactions permitted by Section 6.4, since the date of the most recent audited financial statements included in the FelCor SEC Documents (the "FelCor Financial Statement Date"), FelCor and the FelCor Subsidiaries have conducted their business only in the ordinary and normal course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been, from the FelCor Financial Statement Date through the date of this Agreement, (a) any material adverse change in the business, financial condition or results of operations of FelCor and the FelCor Subsidiaries taken as a whole, including, without limitation, any increase in market rates of interest and related costs of financing which results in yields for new issues of unsecured senior notes issued by companies with a comparable debt rating to FelCor and MeriStar exceeding an amount which the members of the Interim Transactions Committee (as defined in Section 6.5) agree, in the exercise of their good faith business judgment, makes the issuance of such debt not economically prudent (a "FelCor Material Adverse Change"), (b) any occurrence or circumstance that with the passage of time would reasonably be expected to result in

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

a FelCor Material Adverse Change, or (c) any action taken by FelCor or any FelCor Subsidiary during the period from the FelCor Financial Statement Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 6.4.

         5.8 LITIGATION. Except as disclosed in the FelCor SEC Documents or in Schedule 5.8 to the FelCor Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of FelCor and the FelCor Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee or agent of FelCor or a FelCor Subsidiary) or, to the Knowledge of FelCor, threatened in writing against or affecting FelCor or any FelCor Subsidiary that, individually or in the aggregate, could reasonably be expected to have a FelCor Material Adverse Effect or to prohibit, restrict or interfere with the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FelCor or any FelCor Subsidiary having, or which, insofar as reasonably can be foreseen, in the future could have, any such Effect.

         5.9      PROPERTIES.

         (a) Schedule 5.9(a) to the FelCor Disclosure Letter sets forth a complete and accurate list and the address of all real property owned or leased by FelCor or any FelCor Subsidiary (collectively, and together with the land at each address referenced in Schedule 5.9(a) to the FelCor Disclosure Letter and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "FelCor Properties"). FelCor or the FelCor Subsidiaries, owns or own, as the case may be, good and insurable fee simple title (or, if so indicated in Schedule 5.9(a) to the FelCor Disclosure Letter, leasehold title) to each of the FelCor Properties, in each case free and clear of Encumbrances, except for such mortgages as are set forth on Schedule 5.14(b) to the FelCor Disclosure Letter or for which no disclosure is required by Section 5.14(b), the Lien of real estate taxes not yet due and payable and such Encumbrances as individually, and in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect. Except for such of the following as individually, or in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect, policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of FelCor or its Subsidiaries, as applicable, to each of the FelCor Properties in amounts at least equal to the portion of the purchase price thereof allocated to real estate (the "FelCor Title Policies"), and, to FelCor's Knowledge, the FelCor Title Policies are valid and in full force and effect and no claim has been made under any such policy (except claims which have previously been fully resolved).

         (b) Except as set forth in Schedule 5.9(b) to the FelCor Disclosure Letter, and except for matters which would not, individually or in the aggregate, reasonably be expected to have a FelCor Material Adverse Effect or to materially and adversely affect the use or occupancy (or, if applicable, any proposed development) of the FelCor Properties, FelCor has no Knowledge that any currently required certificate, permit or license (including building permits and certificates of occupancy) from any Governmental Entity having jurisdiction over any FelCor Property or any agreement, easement or other right which is necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the FelCor Properties has not been obtained or is not in full force and effect, or of any pending modification or cancellation of any of the same.

         (c) Schedule 5.9(c) to the FelCor Disclosure Letter sets forth a complete and accurate list of all definitive agreements made or entered into by FelCor or any FelCor Subsidiary as of the date hereof, which are scheduled to close or be consummated after the date hereof, (x) to sell, mortgage, pledge, hypothecate, lease or sublease any FelCor Property, which, individually or in the aggregate, are material, (y) to enter into a material transaction in respect of the ownership or financing of any FelCor Property, or (z) to purchase, lease or otherwise acquire any real property.

         (d) Except as set forth in Schedule 5.9(d) to the FelCor Disclosure Letter, none of the FelCor Properties is subject to any outstanding purchase option, right of first refusal, right of first offer or similar right other than such rights as would not reasonably be expected to have a FelCor Material Adverse Effect, nor has FelCor or any FelCor Subsidiary entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease or lease of any material portion of any FelCor Property or other transfer of all or any part of any FelCor Property as of the date hereof, which are scheduled to close or be consummated after the date hereof, and no Person has any right or option to acquire, or right of first refusal or right of first offer with respect to, any interest of FelCor or any FelCor Subsidiary in any FelCor Property or any material part thereof.

         (e) Schedule 5.9(e) to the FelCor Disclosure Letter sets forth the capital expenditure budget and schedule of FelCor and each FelCor Subsidiary for each FelCor Property, describing the capital expenditures which FelCor or any FelCor Subsidiary has budgeted for such FelCor Property for the period running through December 31, 2001 (the "FelCor Budget and Schedule").

         (f) The ground leases underlying the leased FelCor Properties (collectively, the "FelCor Ground Leases") are listed on Schedule 5.9(f) to the FelCor Disclosure Letter. Each of the FelCor Ground Leases is valid, binding and in full force and effect as against FelCor or any FelCor Subsidiary and, to FelCor's Knowledge, as against the other party thereto, except to the extent the failure to be binding and in full force and effect would not reasonably be expected to have a FelCor Material Adverse Effect. There does not exist under any of the FelCor Ground Leases any default, and, to FelCor's Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, reasonably be expected to result in a FelCor Material Adverse Effect.

         (g) Schedule 5.9(g) to the FelCor Disclosure Letter sets forth a list of the hotel franchise, license or other agreements relating to the names, marks or systems (the "FelCor

Franchise Agreements") under which each of the FelCor Properties is being operated. Each of the FelCor Franchise Agreements is in full force and effect and, to the Knowledge of FelCor, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving of notice or the passage of time or both, would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a FelCor Material Adverse Effect.

         (h) Schedule 5.9(h) to the FelCor Disclosure Letter sets forth a list of the hotel management agreements (the "FelCor Management Agreements") pursuant to which each of the FelCor Properties is being managed. Each of the FelCor Management Agreements is in full force and effect and, to the Knowledge of FelCor, there are no defaults thereunder by either party thereto, nor have any events occurred which, with the giving notice or the passage of time or both would constitute a default or event of default thereunder, except for those which either individually or in the aggregate would not constitute a FelCor Material Adverse Effect.

         5.10     EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) With respect to all FelCor Benefit Plans (as defined below), except for such matters, as, individually or in the aggregate, could not reasonably be expected to have a FelCor Material Adverse Effect, (a) each FelCor Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of FelCor, nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such FelCor Benefit Plan or related trust, (b) each FelCor Benefit Plan has been operated in all material respects in accordance with its terms and the terms and requirements of applicable law and all required returns and filings for each FelCor Benefit Plan have been timely made, (c) neither FelCor nor any FelCor Subsidiary has incurred any tax, fine, lien, penalty or other liability imposed under ERISA, the Code or other applicable laws, rules and regulations, in connection with any FelCor Benefit Plan, and no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of FelCor or any FelCor Subsidiary, threatened, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all contributions due and payable on or before the date hereof in respect of each FelCor Benefit Plan have been made in full and in proper form, (e) neither FelCor nor any FelCor Subsidiary has ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), any plan subject to Section 413 of the Code or any "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable laws, no FelCor Benefit Plan currently or previously maintained by FelCor or any FelCor Subsidiary provides any post-employment health or life insurance coverage or benefits except as required under Section 4980B of the Code; (g) neither FelCor, nor any FelCor Subsidiary, is a member of a Controlled Group which has members other than themselves, (h) all material reporting, disclosure and notice obligations imposed under ERISA and the Code have been satisfied with respect to each FelCor Benefit Plan, and (i) no benefit or amount payable, or which may become payable in connection with the Transactions by FelCor or any FelCor Subsidiary pursuant to any FelCor Benefit Plan, agreement or contract with any employee, constitutes an "excess parachute payment" which would not be deductible by reason of Section 280G of the Code.
Schedule 5.10 to the FelCor Disclosure Letter contains a complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, excluding "multiemployer plans" within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former employee, officer or director of FelCor or any FelCor Subsidiary has any present or future right to benefits sponsored or maintained by FelCor or any FelCor Subsidiary or under which FelCor or any FelCor Subsidiary has had or has any present or could reasonably be expected to have any future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "FelCor Benefit Plans." With respect to each FelCor Benefit Plan, FelCor has provided to MeriStar a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by FelCor or any FelCor Subsidiary to their employees concerning the extent of the benefits provided under a FelCor Benefit Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) attorney's response to an auditor's request for information.

         (b) Neither FelCor, nor any FelCor Subsidiary, is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law, which delinquency would, in the aggregate, have a FelCor Material Adverse Effect. None of FelCor's or any FelCor Subsidiary's employment policies or practices is currently being audited or investigated by any Governmental Entity or court. There is no pending or, to the Knowledge of FelCor, threatened litigation, unfair labor practice charge, or other charge or inquiry against FelCor or any FelCor Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any of them with respect to employment practices which could reasonably be expected to have a FelCor Material Adverse Effect.

         (c) Neither FelCor nor any FelCor Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employees or employment practices. FelCor and each FelCor Subsidiary are in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN, and has not planned or implemented any early retirement, separation or window program within the past five years.

         5.11     TAXES.

         (a) Each of FelCor and the FelCor Subsidiaries has timely filed or caused to be timely filed all material Tax Returns required to be filed by it and for any partnerships for which any of them is a general partner (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or FelCor has paid on its behalf) all Taxes required to be paid as shown on such returns and all such Tax Returns were, when filed, complete and accurate in all material respects, except where the failure to file such Tax Returns, the failure to pay such Taxes and the failure of such Tax Returns to be complete and accurate in all material respects could not be reasonably expected to have a FelCor Material Adverse Effect. No material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to the Knowledge of FelCor, threatened in writing by any taxing authority against FelCor or any FelCor Subsidiary. Neither FelCor nor a FelCor Subsidiary has executed or filed with any taxing authority any agreement now in effect extending the period for assessment of Taxes. No Tax Returns of FelCor or any FelCor Subsidiary have been or are currently being audited by any applicable taxing authority, and neither FelCor nor any FelCor Subsidiary has received any written notice that such audit is contemplated. There are no material Tax liens on any properties of FelCor or any FelCor Subsidiary other than liens for current Taxes not yet due and payable. The most recent audited financial statements contained in the FelCor SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes and deferred Taxes payable by FelCor and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not have a FelCor Material Adverse Effect, FelCor and each FelCor Subsidiary have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes and, to the extent required, have paid over to the appropriate governmental authorities or are properly holding for such payment all taxes, unemployment insurance and other amounts required by law to be withheld or collected.

         (b) FelCor is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code, and except as set forth on
Schedule 5.11(b) to the FelCor Disclosure Letter, is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that is not or would not be deductible by FelCor by reason of Section 280G of the Code or Section 162(m) of the Code.

         (c) Neither FelCor nor any FelCor Subsidiary has taken or will take any action that would create a material risk that the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

         (d) Neither FelCor nor any FelCor Subsidiary is a party to or has any obligation under any Tax sharing agreements or similar contract or arrangement that would have a FelCor Material Adverse Effect. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by FelCor or any FelCor Subsidiary that would have a FelCor Material Adverse Effect.

         (e) Except as set forth on Schedule 5.11(e) to the FelCor Disclosure Letter, neither FelCor nor any FelCor Subsidiary has any material liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, that would have a FelCor Material Adverse Effect.

         (f) Since the FelCor Financial Statement Date, (i) FelCor has incurred no material liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and (ii) neither FelCor nor a FelCor Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business except where such liability for Taxes could not reasonably be expected to have a FelCor Material Adverse Effect. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in this paragraph (f) will be imposed upon FelCor.

         (g) FelCor (i) for all taxable years commencing with its taxable year beginning July 28, 1994, and ended December 31, 1994, and through December 31, 2000, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) has operated, and intends to continue to operate, in such manner as to qualify as a REIT for the taxable year ending December 31, 2001 and subsequent taxable years. To FelCor's Knowledge, no action, proceeding or investigation that could reasonably be expected to result in the termination of FelCor's status as a REIT has been taken or omitted or is pending or threatened.

         (h) Except as set forth on Schedule 5.11(h) to the FelCor Disclosure Letter, each of FelCor OP and each other subsidiary of FelCor that is organized as a partnership, limited liability company or trust (including entities in which FelCor directly or indirectly owns less than 50% of the equity ownership interests) has been at all times since the date of its formation, and will be through the Closing Date, treated for federal income tax purposes as either (i) a partnership that is not either an association taxable as a corporation or a publicly traded partnership under Section 7704 of the Code,
(ii) a publicly traded partnership that is eligible for partnership status under
Section 7704(c) of the Code or (iii) a disregarded entity.

         (i) Except as set forth on Schedule 5.11(i) to the FelCor Disclosure Letter, each of the corporations in which FelCor owns a direct or indirect equity ownership interest has been at all times since the date of its formation, and through the Closing Date will be, treated for federal income tax purposes as either (i) a "qualified REIT subsidiary" within the meaning of
Section 856(i) of the Code or (ii) a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

         (j) Schedule 5.11(j) to the FelCor Disclosure Letter sets forth a list of the entities for which FelCor has made taxable REIT subsidiary elections under Section 856(l) and the effective dates of such elections. FelCor has made a taxable REIT subsidiary election for each entity that it intends to treat as a taxable REIT subsidiary for its 2001 taxable year.

         (k) Except as listed on Schedule 5.11(k) to the FelCor Disclosure Letter, neither FelCor nor any FelCor Subsidiary has entered into or is subject, directly or indirectly, to any "FelCor Tax Protection Agreements." As used herein, a FelCor Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take

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the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the FelCor OP or any other FelCor Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of FelCor or any FelCor Subsidiary or requires FelCor or any FelCor Subsidiary to indemnify or reimburse any Person for a loss of Tax deferral as a result of any such asset disposition; (ii) requires that FelCor or any FelCor Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the FelCor Properties, or (iii) requires that FelCor or any FelCor Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement, reimbursement agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of FelCor or any FelCor Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code or the Treasury Regulations promulgated thereunder with respect to one or more assets of FelCor or a FelCor Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of FelCor or any FelCor Subsidiary under Section 752 of the Code or the Treasury Regulations promulgated thereunder. Except as would not have a FelCor Material Adverse Effect, neither FelCor nor any FelCor Subsidiary is in violation of or in default under any FelCor Tax Protection Agreement.

         5.12 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth on Schedule 5.12 to the FelCor Disclosure Letter, there are no cash or non-cash payments which will become payable to any employee, officer or director of FelCor or any FelCor Subsidiary as a result of the Merger and the Transactions and there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made upon a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of FelCor or any FelCor Subsidiary.

         5.13 BROKERS, FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Deutsche Banc Alex. Brown and J.P. Morgan Securities Inc., the fees and expenses of which are as described in their engagement letters between Deutsche Banc Alex. Brown and FelCor, and J.P. Morgan Securities Inc. and FelCor, respectively, a true and correct copy of each of which has previously been delivered to the MeriStar Parties, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby, based upon arrangements made by or on behalf of FelCor or any FelCor Subsidiary.

         5.14     CONTRACTS; DEBT INSTRUMENTS.

         (a) Except as set forth in Schedule 5.14(a) to the FelCor Disclosure Letter, and except as, individually or in the aggregate, would not have a FelCor Material Adverse Effect, neither FelCor nor any FelCor Subsidiary has received a written notice that FelCor or any FelCor Subsidiary is in violation of or in default under (nor to the Knowledge of FelCor does there exist any condition, which upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond,

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

mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of FelCor does such a violation or default exist.

         (b) Except for any of the following expressly identified in FelCor SEC Documents, Schedule 5.14(b) to the FelCor Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness in excess of $10,000,000 of FelCor or of any FelCor Subsidiary, other than such Indebtedness payable to FelCor or a FelCor Subsidiary, is outstanding or may be incurred.

         5.15 ENVIRONMENTAL MATTERS. Except as, individually or in the aggregate, would not have a FelCor Material Adverse Effect and except as disclosed in the FelCor SEC Documents filed prior to the date of this Agreement, none of FelCor, any of the FelCor Subsidiaries or, to the Knowledge of FelCor, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the FelCor Properties or properties formerly owned by FelCor or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred on FelCor Properties or properties formerly owned by FelCor or be presently occurring on or from the FelCor Properties, which presence or occurrence, individually or in the aggregate, could reasonably be expected to have a FelCor Material Adverse Effect; and, in connection with the construction on or operation and use of the FelCor Properties, neither FelCor nor any FelCor Subsidiary has failed to comply in any material respect with any applicable Environmental Laws, except to the extent such failure to comply, individually or in the aggregate, could not be reasonably expected to have a FelCor Material Adverse Effect. No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or to the Knowledge of FelCor, is threatened by, any Person against FelCor or any FelCor Subsidiary, other than where such notice, notification, demand, request for information, citation, summons, complaint or order has been fully resolved, or, individually and in the aggregate, could not be reasonably expected to result in a FelCor Material Adverse Effect. FelCor has previously delivered or made available to MeriStar or its counsel true and complete copies of all internally prepared or commissioned environmental studies, assessments and reports in the possession or under the control of FelCor that relate to the FelCor Properties and/or FelCor 's compliance with Environmental Laws.

         5.16 COMPLIANCE WITH LAWS. Except as disclosed in the FelCor SEC Documents, neither FelCor nor any FelCor Subsidiary has violated or failed to comply with any Law, permit, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure could not reasonably be expected to have a FelCor Material Adverse Effect.

         5.17 OPINIONS OF FINANCIAL ADVISOR. The Board of Directors of FelCor has received the opinions of Deutsche Banc Alex. Brown and J.P. Morgan Securities Inc. dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to FelCor.

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

         5.18 MARYLAND TAKEOVER LAWS. The Maryland Business Combination Act and the Maryland Control Share Acquisition Act will not apply to FelCor in connection with this Agreement and the other transactions contemplated hereby. The provisions of Article XIII of the FelCor Charter relating to the Maryland Control Share Acquisition Act have not been rescinded or revoked.

         5.19 INFORMATION SUPPLIED. None of the information supplied or to be supplied by FelCor specifically for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Proxy Statement, at the date it is first mailed to FelCor's stockholders or at the time of the FelCor Stockholders Meeting, (as defined in Section 7.1(e)) will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by FelCor with respect to statements made or incorporated by reference therein based on information supplied by MeriStar specifically for inclusion or incorporated by reference in the Proxy Statement or contained in any MeriStar SEC Documents incorporated by reference in the Registration Statement or the Proxy Statement.

         5.20 INVESTMENT COMPANY ACT OF 1940. Neither FelCor nor any FelCor Subsidiary is, or at the Effective Time will be, required to be registered under the 1940 Act.

         5.21 DEFINITION OF KNOWLEDGE OF FELCOR. As used in this Agreement, the phrase "Knowledge of FelCor" (or words of similar import) means the knowledge of those individuals identified in Schedule 5.21 to the FelCor Disclosure Letter.

         5.22 VOTING REQUIREMENTS. The FelCor Stockholder Approvals, which shall consist of the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter at the FelCor Stockholders Meeting, which shall be a duly convened meeting at which a quorum is present and acting throughout, to approve the Merger, and the affirmative vote of the holders of a majority of the outstanding FelCor OP Units to approve the OP Merger, are the only votes of the holders of any class or series of FelCor's stock or FelCor OP's partnership interests necessary to approve the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 6

                                    COVENANTS

         The parties agree as follows with respect to the period from and after the date of this Agreement to the Effective Time.

         6.1      NO SOLICITATION BY MERISTAR.

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

         (a) MeriStar shall not, nor shall it permit any of the MeriStar Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of MeriStar or any MeriStar Subsidiary to, (i) solicit, initiate or encourage the submission of, any MeriStar Acquisition Proposal (as defined below), (ii) except to the extent permitted by paragraph
(b) enter into any agreement with respect to any MeriStar Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any MeriStar Acquisition Proposal; provided, however, that prior to the MeriStar Stockholder Meeting, to the extent required by the duties of the Board of Directors of MeriStar under Maryland law, as determined in good faith by a majority of the disinterested members thereof, having received the advice of outside counsel, MeriStar may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any Person that makes or expresses a bona fide intention to make an unsolicited MeriStar Acquisition Proposal, if the Board of Directors of MeriStar first determines in good faith, based on the vote of a majority of the disinterested members thereof, that such Person has the ability to consummate a MeriStar Superior Proposal (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of MeriStar or any MeriStar Subsidiary, whether or not such person is purporting to act on behalf of MeriStar, a MeriStar Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by MeriStar. For all purposes of this Agreement, "MeriStar Acquisition Proposal" means any proposal, other than a proposal by FelCor or FelCor OP, for a merger, consolidation, share exchange, business combination or other similar transaction involving MeriStar or any of its Significant Subsidiaries (as defined below) or any proposal or offer (including, without limitation, any proposal or offer to stockholders of MeriStar), other than a proposal or offer by FelCor or FelCor OP, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, MeriStar or any of its Significant Subsidiaries. MeriStar immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any MeriStar Acquisition Proposal. For all purposes of this Agreement, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1, Rule 1-02 of Regulation S-X of the SEC.

         (b) Neither the Board of Directors of MeriStar nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to FelCor or FelCor OP, the approval or recommendation by the Board of Directors of MeriStar or any committee thereof of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any MeriStar Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of MeriStar, to the extent required by its duties under Maryland law, as determined in good faith by a majority of the disinterested members thereof, having received the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a MeriStar Superior Proposal (as defined below). For purposes of this Agreement, a "MeriStar Superior Proposal" means a bona fide written proposal made by a third party to acquire MeriStar or any of its Significant Subsidiaries pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of MeriStar determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to MeriStar and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

         (c) MeriStar shall promptly advise FelCor orally and in writing of any MeriStar Acquisition Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any MeriStar Acquisition Proposal, the material terms and conditions of such MeriStar Acquisition Proposal or inquiry and the identity of the Person making any such MeriStar Acquisition Proposal or inquiry. MeriStar will keep FelCor fully informed of the status and details of any such MeriStar Acquisition Proposal or inquiry. MeriStar shall give FelCor at least one day's advance notice of any information to be supplied to, and at least three days' advance notice of any agreement to be entered into with, any Person making a MeriStar Acquisition Proposal.

         (d) Nothing contained in this Section 6.1 will prohibit MeriStar from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to MeriStar's stockholders if the MeriStar Board of Directors determines that such disclosure is necessary in order to comply with the MeriStar Board of Directors' duties under Maryland law; provided, however, that neither MeriStar nor the MeriStar Board of Directors nor any committee thereof may, except in accordance with Section 6.1(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a MeriStar Acquisition Proposal.

         6.2      NO SOLICITATION BY FELCOR.

         (a) FelCor shall not, nor shall it permit any of the FelCor Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of FelCor or any FelCor Subsidiary to, (i) solicit, initiate or encourage the submission of, any FelCor Acquisition Proposal (as defined below), (ii) except to the extent permitted by paragraph (b), enter into any agreement with respect to any FelCor Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any FelCor Acquisition Proposal; provided, however, that prior to the FelCor Stockholder Meeting, to the extent required by the duties of the Board of Directors of FelCor under Maryland law, as determined in good faith by a majority of the disinterested members thereof , having received the advice of outside counsel, FelCor may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement to, any Person that makes or expresses a bona fide intention to make an unsolicited FelCor Acquisition Proposal, if the Board of Directors of FelCor first determines in good faith, based on the vote of a majority of the disinterested members thereof, that such Person has the ability to consummate a FelCor Superior Proposal (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an officer, director or employee of or any investment banker, attorney, accountant, agent or other advisor or representative of FelCor or any FelCor Subsidiary, whether or not such person is purporting to act on behalf of FelCor, a FelCor Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by FelCor. For all purposes of this Agreement, "FelCor Acquisition Proposal" means any proposal other than a proposal by MeriStar or MeriStar OP, for a merger, consolidation, share exchange, business combination or other similar transaction involving FelCor or any of its Significant Subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to stockholders of FelCor), other than a proposal or offer by MeriStar or MeriStar OP, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, FelCor or any of its Significant Subsidiaries. FelCor immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any FelCor Acquisition Proposal.

         (b) Neither the Board of Directors of FelCor nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MeriStar or MeriStar OP, the approval or recommendation by the Board of Directors of FelCor or any committee thereof of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any FelCor Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of FelCor, to the extent required by its duties under Maryland law, as determined in good faith by a majority of the disinterested members thereof having received the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a FelCor Superior Proposal (as defined below). For purposes of this Agreement, a "FelCor Superior Proposal" means a bona fide written proposal made by a third party to acquire FelCor or any of its Significant Subsidiaries pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the disinterested members of the Board of Directors of FelCor determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to FelCor and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

         (c) FelCor shall promptly advise MeriStar orally and in writing of any FelCor Acquisition Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any FelCor Acquisition Proposal, the material terms and conditions of such FelCor Acquisition Proposal or inquiry and the identity of the Person making any such FelCor Acquisition Proposal or inquiry. FelCor will keep MeriStar fully informed of the status and

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

details of any such FelCor Acquisition Proposal or inquiry. FelCor shall give MeriStar at least one day's advance notice of any information to be supplied to, and at least three days' advance notice of any agreement to be entered into with, any Person making an FelCor Acquisition Proposal.

         (d) Nothing contained in this Section 6.2 will prohibit FelCor from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to FelCor's stockholders if the FelCor Board of Directors determines that such disclosure is necessary in order to comply with the FelCor Board of Directors' duties under Maryland law; provided, however, that neither FelCor nor the FelCor Board of Directors nor any committee thereof may, except in accordance with
Section 6.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a FelCor Acquisition Proposal.

         6.3 CONDUCT OF MERISTAR'S BUSINESS PENDING MERGER. Prior to the Effective Time, (i) except as expressly provided for in this Agreement, (ii) except as consented to in writing by FelCor or approved by the Interim Transactions Committee (as hereinafter defined), or (iii) except as otherwise set forth in Schedule 6.3 to the MeriStar Disclosure Letter, MeriStar shall, and shall cause each MeriStar Subsidiary to:

         (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

         (b) preserve intact its business organization and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

         (c) not acquire, enter into any option to acquire, or exercise any option or contract to acquire, additional real property (including, without limitation, any hotel property), incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate or hotel projects, except that MeriStar may incur additional indebtedness under its revolving credit facility as in effect on the date hereof;

         (d) not amend the MeriStar Charter or MeriStar Bylaws, the MeriStar OP Partnership Agreement, or other comparable organizational documents of any MeriStar Subsidiary;

         (e) (x) make no change in the number of shares of capital stock, membership interests or units (or their equivalent) of partnership interest issued and outstanding with respect to MeriStar or any MeriStar Subsidiary, other than pursuant to (i) the exercise of options disclosed in Schedule 4.3(b) to the MeriStar Disclosure Letter, or (ii) any exchange, redemption or conversion of the MeriStar OP Units or MeriStar Convertible Notes into shares of MeriStar Common Stock in accordance with the existing agreements governing same, and (y) not grant any rights, warrants or options to acquire any such shares, membership or partnership interests;

         (f) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of MeriStar Common Stock or partnership interests in MeriStar OP except as contemplated in
Section 2.2(c) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest in MeriStar or any MeriStar Subsidiary except for the exchange of MeriStar OP Units for shares of MeriStar Common Stock pursuant to an exchange agreement in existence on the date of this Agreement;

         (g) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the MeriStar Properties except for leases or subleases of long-term stay rental units, newsstands, gift shops, rooftop antenna spaces and other facilities customarily leased to third parties, that are entered into in the ordinary and normal course of business with unrelated third parties and that, individually or in the aggregate, are not material to the business or operations of the MeriStar Property to which they relate;

         (h) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "MeriStar Commitment") which may result in total payments or liability by or to it in excess of $500,000 or aggregate MeriStar Commitments in excess of $1,000,000, except for the capital expenditures disclosed in the MeriStar Budget and Schedule, and not make any capital expenditures except in conformance in all material respects with the MeriStar Budget and Schedule;

         (i) not settle any stockholder derivative or class action claims arising out of, relating to or connected with any of the transactions contemplated by this Agreement;

         (j) not enter into or amend any MeriStar Commitment or employment, compensation or severance agreement with any of its officers, directors, employees or Affiliates (as defined herein), other than waivers by employees of benefits under such agreements;

         (k) confer on a regular basis with one or more representatives of FelCor to report operational matters of a material nature and, subject to Sections 6.1 and 6.5, any proposals to engage in material transactions; (l) promptly notify FelCor of any material emergency or other material change in its business, financial condition, results of operations or prospects;

         (m) maintain its books and records in accordance with GAAP, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting in effect at the applicable MeriStar Financial Statement Date, except as may be required by applicable Law or GAAP;

         (n) not make or rescind any express or deemed election relative to Taxes which would have a MeriStar Material Adverse Effect (unless required by Law or necessary to preserve MeriStar's status as a REIT or the status of any MeriStar Subsidiary as a partnership for Tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under Section 856(i) of the Code and Section 856(l) of the Code, respectively);

         (o) not adopt any new employee benefit plan or amend any existing plans or rights, except for changes which are required by Law or changes which are not more favorable to participants than provisions presently in effect;

         (p) not amend any contract to which MeriStar or any MeriStar Subsidiary is a party that is listed or identified in the MeriStar Disclosure Letter, or any schedule thereto, in a manner adverse to FelCor without obtaining the prior written consent of FelCor or the approval of the Interim Transactions Committee (as defined herein);

         (q)      not change the ownership of any MeriStar Subsidiary;

         (r) promptly notify FelCor of any action, suit, proceeding, claim or audit pending or threatened against or with respect to MeriStar or any MeriStar Subsidiary where there is a reasonable possibility of a determination or decision which could have a MeriStar Material Adverse Effect;

         (s) continue to maintain and repair all of the MeriStar Properties in a manner consistent with past practices;

         (t) maintain all licenses and permits material to the conduct of business at any MeriStar Property or as may be required by any Governmental Entity administering Laws regulating the MeriStar Properties, and take whatever action is reasonably necessary to maintain such licenses and permits; and

         (u) not make any loans, advances or capital contributions to, or investments in, any other Person, except loans, advances and capital contributions to MeriStar Subsidiaries in existence as of the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 6.3(c).

         6.4 CONDUCT OF FELCOR'S BUSINESS PENDING MERGER. Prior to the Effective Time, (i) except as expressly provided for in this Agreement, (ii) except as consented to in writing by MeriStar or approved by the Interim Transactions Committee or (iii) except as otherwise set forth in Schedule 6.4 to the FelCor Disclosure Letter, FelCor shall, and shall cause each FelCor Subsidiary to:

         (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

         (b) preserve intact its business organization and goodwill and use its reasonable efforts to keep available the services of its officers and employees;

         (c) not acquire, enter into any option to acquire, or exercise any option or contract to acquire, additional real property (including, without limitation, any hotel property), incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate or hotel projects, except that FelCor may incur additional indebtedness (x) in connection with this Agreement and the Transactions contemplated herein and (y) under its revolving credit facility as in effect on the date hereof;

         (d) not amend the FelCor Charter or FelCor Bylaws, the FelCor OP Partnership Agreement, or other comparable organizational documents of any FelCor Subsidiary;

         (e) (x) make no increase in the number of shares of stock of FelCor, membership interests or units (or their equivalent) of partnership interest issued and outstanding with respect to FelCor or any FelCor Subsidiary, other than pursuant to (i) the exercise of options disclosed in Schedule 5.3(c) to the FelCor Disclosure Letter, or (ii) any exchange or redemption of FelCor OP Units for shares of FelCor Common Stock in accordance with the existing agreements governing same, and (y) not grant any rights, warrants or options to acquire any such shares, membership or partnership interests;

         (f) not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of FelCor Common Stock or partnership interests in FelCor OP except as contemplated in
Section 2.2(c) or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest except for the exchange of FelCor OP Units for shares of FelCor Common Stock pursuant to the FelCor OP Partnership Agreement;

         (g) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the FelCor Properties except for leases or subleases of long-term stay rental units, newsstands, gift shops, rooftop antenna spaces and other facilities customarily leased to third parties, that are entered into in the ordinary and normal course of business with unrelated third parties and that, individually or in the aggregate, are not material to the business or operations of the FelCor Property to which they relate;

         (h) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "FelCor Commitment") which may result in total payments or liability by or to it in excess of $500,000 or aggregate FelCor Commitments in excess of $1,000,000, except for the capital expenditures disclosed in the FelCor Budget and Schedule;

         (i) not settle any stockholder derivative or class action claims arising out of, relating to or connected with any of the transactions contemplated by this Agreement;

         (j) not enter into or amend any FelCor Commitment or employment, compensation or severance agreement with any of its officers, directors, employees or Affiliates, other than waivers by employees of benefits under such agreements;

         (k) confer on a regular basis with one or more representatives of MeriStar to report operational matters of a material nature and, subject to Sections 6.2 and 6.5, any proposals to engage in material transactions;

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         (l)      promptly notify MeriStar of any material emergency or other material change in its business, financial condition, results of operations or prospects;

         (m) maintain its books and records in accordance with GAAP, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting in effect at the applicable FelCor Financial Statement Date, except as may be required by applicable Law or GAAP;

         (n) not make or rescind any express or deemed election relative to Taxes which would have a FelCor Material Adverse Effect (unless required by Law or necessary to preserve FelCor's status as a REIT or the status of any FelCor Subsidiary as a partnership for Tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under Section 856(i) of the Code and Section 856(l) of the Code, respectively);

         (o)      not change the ownership of any FelCor Subsidiary; and

         (p) promptly notify MeriStar of any action, suit, proceeding, claim or audit pending or threatened against or with respect to FelCor or any FelCor Subsidiary where there is a reasonable possibility of a determination or decision which could have a FelCor Material Adverse Effect.

         6.5 INTERIM TRANSACTIONS COMMITTEE. Promptly following the execution of this Agreement, MeriStar and FelCor will constitute and establish a committee (the "Interim Transactions Committee") which will evaluate and consider any proposed commitment, contractual obligation, capital expenditure or transaction of the type referred to in Sections 6.3 or 6.4 of this Agreement, or the settlement of any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement between the date hereof and the Effective Time. The Interim Transactions Committee will consist of the President and Chief Executive Officer of FelCor, or such other individual selected by FelCor who is reasonably acceptable to MeriStar, and the Chairman and Chief Executive Officer of MeriStar, or such other individual selected by MeriStar who is reasonably acceptable to FelCor. The Interim Transactions Committee will act only by the affirmative vote of both members thereof. The Interim Transactions Committee will be abolished at the Effective Time.

         6.6 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, MeriStar shall cause to be prepared and delivered to FelCor a list (reasonably satisfactory to counsel for FelCor) identifying all persons who, at the time of the FelCor and MeriStar Stockholders Meetings, may be deemed to be "affiliates" of MeriStar as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). MeriStar shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to FelCor on or prior to the Effective Time a written agreement, in the form attached hereto as Exhibit "C", that such Affiliate will not sell, pledge, transfer or otherwise dispose of any FelCor Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act, in compliance with paragraph (d) of Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act. FelCor shall be entitled to place legends as specified in such written agreements on the

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certificates representing any FelCor Common Stock to be received by such
Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the FelCor Common Stock, consistent with the terms of such agreements.

         6.7 FILING OF CERTAIN REPORTS. The Surviving Corporation shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of MeriStar or FelCor may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of stock of the Surviving Corporation received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

         6.8 OTHER ACTIONS. Each of MeriStar on the one hand and FelCor on the other hand shall not, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to, take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 6.1 or 6.2 (as the case may be), any of the conditions to the Merger set forth in Article 8 not being satisfied.

                                   ARTICLE 7

                              ADDITIONAL COVENANTS

         The parties additionally agree as follows with respect to the period from and after the date of this Agreement to the Effective Time.

         7.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; MERISTAR STOCKHOLDERS MEETING AND FELCOR STOCKHOLDERS MEETING.

         (a) The parties shall cooperate and promptly prepare and FelCor shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement") covering the FelCor Common Stock issuable in the Merger, a portion of which registration statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of FelCor and MeriStar in connection with the Merger (the "Proxy Statement"). FelCor shall use commercially reasonable efforts, and MeriStar shall use commercially reasonable efforts to cooperate with FelCor, to
(i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of MeriStar and FelCor will use its reasonable best efforts to cause the Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Registration

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Statement is declared effective under the Securities Act. Each party agrees to date its Proxy Statement as of the same date, which shall be the approximate date of mailing to the stockholders of the respective parties. FelCor will notify MeriStar promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply MeriStar with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, MeriStar or FelCor, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the stockholders of MeriStar or FelCor such amendment or supplement to the Registration Statement or Proxy Statement. Each party hereto shall also take such action as may be reasonably required to cause the shares of FelCor Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Corporation will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement and Registration Statement. The MeriStar Parties and the FelCor Parties also shall use commercially reasonable efforts to cause their respective legal counsel designated in Section 8.1(f), (g) and (h) to deliver any opinions, which opinions shall be filed as exhibits to the Registration Statement, addressing federal income tax matters and other matters as are required to be addressed in the Registration Statement and the Proxy Statement under the applicable rules of the SEC. MeriStar OP shall promptly complete the accounting audit of its financial statements for the 1998, 1999 and 2000 fiscal years so that such financial statements are available for inclusion in any filings, reports or registration statements (including the Registration Statement) if and to the extent such inclusion is required under applicable regulations of the SEC. The information provided by any party hereto for use in the Proxy Statement and Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement and Registration Statement.

         (b) MeriStar shall use commercially reasonable efforts to cause to be delivered to FelCor letters of KPMG Peat Marwick LLP, dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to FelCor, in form and substance reasonably satisfactory to FelCor and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

         (c) FelCor shall use commercially reasonable efforts to cause to be delivered to MeriStar a letter of PricewaterhouseCoopers L.L.P., dated a date within two business days before the date of the Proxy Statement and Registration Statement, and addressed to MeriStar, in form and substance reasonably satisfactory to MeriStar and customary in scope

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and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

         (d) MeriStar will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold (no sooner than 20 business days following the date the Proxy Statement is mailed to the stockholders of MeriStar) a meeting of its stockholders (the "MeriStar Stockholders Meeting") for the purpose of obtaining the MeriStar Stockholder Approval. MeriStar will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, which recommendation shall also be stated in the Proxy Statement. Prior to the MeriStar Stockholders Meeting, such recommendation may be withdrawn, modified or amended only in accordance with Section 6.1 of this Agreement.

         (e) FelCor will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold (no sooner than 20 business days following the date the Proxy Statement is mailed to the stockholders of FelCor) a meeting of its stockholders (the "FelCor Stockholders Meeting") for the purpose of obtaining the FelCor Stockholder Approval. FelCor will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, which recommendation shall also be stated in the Proxy Statement. Prior to the FelCor Stockholders Meeting, such recommendation may be withdrawn, modified or amended only in accordance with Section 6.2 of this Agreement.

         (f) MeriStar and FelCor shall use commercially reasonable efforts to hold their respective stockholder meetings on the same day, which day, subject to the provisions of Section 7.1(d) and 7.1(e), shall be a day not later than 45 days after the date the Proxy Statement is mailed.

         (g) If on the date for the MeriStar Stockholders Meeting and the FelCor Stockholders Meeting established pursuant to Section 7.1(d) and (e), respectively, either MeriStar or FelCor has not received a sufficient number of proxies to approve this Agreement, the Merger and the other transactions contemplated by this Agreement, then both parties will adjourn their respective stockholders meetings until the first to occur of (i) the date ten calendar days after the originally scheduled date of the stockholders meetings or (ii) the date on which the requisite number of proxies approving this Agreement, the Merger and the other transactions contemplated by this Agreement has been obtained.

         7.2 ACCESS TO INFORMATION: CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of MeriStar and FelCor shall, and shall cause each of its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of MeriStar and FelCor shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel

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

as such other party may reasonably request. Each of MeriStar and FelCor shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of March 7, 2001 between MeriStar and FelCor (the "Confidentiality Agreement"), the terms of which are incorporated herein and made a part of this Agreement.

         7.3 REGULATORY MATTERS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental authorities, including, without limitation, the NYSE, National Association of Securities Dealers or the American Stock Exchange (as applicable), necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

         7.4      DIRECTORS' AND OFFICERS' INDEMNIFICATION.

         (a) MERISTAR INDEMNIFICATION. From and after the Effective Time, the Surviving Corporation will provide indemnification for each individual who is now or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of MeriStar or any MeriStar Subsidiary (the "Indemnified Parties") which is the same as the indemnification provided to the Indemnified Parties by MeriStar and the MeriStar Subsidiaries in the MeriStar Charter and Bylaws or the applicable charter or other organizational document of such MeriStar Subsidiary, as in effect on the date hereof; provided, that such indemnification covers actions on or prior to the Effective Time, including without limitation all transactions contemplated by this Agreement, whether asserted before, at or after the Effective Time.

         (b) INSURANCE. The Surviving Corporation shall obtain, at its expense, so-called "tail insurance" providing for the extension of the directors and officers liability insurance maintained by MeriStar for six years after the Closing Date.

         (c) CONTINUING INDEMNIFICATION. The Surviving Corporation will continue in force and effect after the Effective Time each indemnification agreement between MeriStar or any MeriStar Subsidiary, on the one hand, and any Person, on the other hand, which was in force and effect immediately prior to the date of this Agreement.

         (d) SUCCESSORS. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.4.

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

         (e) BENEFIT. The provisions of this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs, representatives, administrators, successors and assigns.

         7.5 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, MeriStar and FelCor will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld or delayed). In this regard, the parties shall comply with the requirements of any applicable rules and regulations of the SEC, including Regulation FD and Rule 165. To the extent required by such rules and regulations, the parties shall cooperate to make any required filings or to issue any required public disclosures thereunder. It is understood and agreed that this Section 7.5 is intended to address matters with respect to this Agreement and the transactions contemplated hereby (e.g., status, terms, etc.), and is not intended to address disclosure of confidential non-public information of a party obtained by the other party in connection with this Agreement and the transactions contemplated hereby, which information is subject to the Confidentiality Agreement and Section 7.2 hereof.

         7.6      EMPLOYMENT AGREEMENTS AND WORKFORCE MATTERS.

         (a) Prior to the Closing Date, FelCor, on behalf of the Surviving Corporation, shall tender employment agreements or make offers of employment (as applicable) to the MeriStar employees set forth on Schedule 7.6(a) to the FelCor Disclosure Letter, upon the terms and subject to the conditions set forth on such schedule. FelCor shall have the right, but not the obligation, to tender offers of employment to other MeriStar employees as determined by FelCor in its sole discretion.

         (b) After the Effective Time, FelCor agrees to comply with and pay the severance and bonus arrangements of former MeriStar or MeriStar OP employees, as described on Schedule 7.6(b) to the MeriStar Disclosure Letter, if
(i) such employees continue in good faith to perform their duties as employees through the Closing Date and (ii) except for prorated bonuses paid for the 2001 year, such employees are not employed with the Surviving Corporation or with MeriStar Hotels & Resorts or their Subsidiaries with substantially the same compensation and duties as applicable to such employees as of the date hereof.

         7.7      EMPLOYEE BENEFIT PLANS.

                  (a) MERISTAR BENEFIT PLANS. After the Effective Time, each employee of MeriStar or any MeriStar Subsidiary who is employed by the Surviving Corporation or the Surviving Partnership ("Continuing Employee") shall be eligible to participate in each FelCor Benefit Plan for which FelCor, in its sole discretion, determines that such Continuing Employee participated in a similar MeriStar Benefit Plan, at the level of similarly situated employees of the Surviving Corporation or the Surviving Partnership; provided, however, if the Surviving Corporation or the Surviving Partnership, in its sole discretion, determines it is not

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

practicable for such Continuing Employees to participate in one or more FelCor Benefit Plans as described above, the Surviving Corporation or Surviving Partnership shall adopt and continue the corresponding MeriStar Benefit Plan, and continue such Continuing Employee's participation therein, until such time as the Surviving Corporation or the Surviving Partnership determines it is practicable to include such Continuing Employee in its corresponding FelCor Benefit Plan; and provided, further, that the Surviving Corporation or the Surviving Partnership may make such adjustments and impose such conditions on such Continuing Employee's participation in any FelCor Benefit Plan, or continued MeriStar Benefit Plan, as, in their sole discretion, they shall reasonably determine as necessary or appropriate to insure that a Continuing Employee shall not receive a duplicate benefit, or any benefit to which an employee of FelCor would not have been entitled, under comparable circumstances. FelCor shall have the right, exercisable in its sole discretion, to instruct MeriStar and any MeriStar Subsidiary (i) to terminate MeriStar's employee stock purchase plan effective at the end of the current option exercise period (however denominated in such plan), and (ii) to terminate any one or more MeriStar Benefit Plans prior to the Closing Date effective immediately prior to the Effective Time.

         (b) CREDIT FOR PAST SERVICES. Without limitation of the foregoing provisions of this Section 7.7, each Continuing Employee shall receive credit for service with MeriStar or any MeriStar Subsidiary, or their predecessors for purposes of (i) eligibility to participate (including waiting periods and without being subject to any subsequent entry date requirement for which the waiting period has already been satisfied), vesting and eligibility to receive benefits (including without pre-existing conditions limitations) under any FelCor Benefit Plan, or continued MeriStar Benefit Plan, in which they are designated by the Surviving Corporation as eligible to participate, and (ii) benefit accrual under only the severance or vacation pay plan of the Surviving Corporation or Surviving Partnership in which such Continuing Employee is designated by the Surviving Corporation or Surviving Partnership as eligible to participate, if any; and provided, however, that FelCor, in its sole discretion, may adjust the crediting of service so as to insure that a Continuing Employee shall not receive a duplicate benefit, or any benefit to which an employee of FelCor would not have been entitled based on a comparable period of service. With respect to any FelCor Benefit Plan which is a medical plan or a cafeteria plan, where a Continuing Employee is designated as eligible to participate in the corresponding FelCor Benefit Plan(s), the Surviving Corporation and Surviving Partnership shall cause to be waived any pre-existing condition limitation to the same extent such pre-existing condition was waived under the corresponding MeriStar Benefit Plan, and shall give effect, in determining any deductible and maximum out-of-pocket limitations, the claims incurred and amounts paid by, and amounts reimbursed to, such Continuing Employee with respect to the similar plans maintained by MeriStar or a MeriStar Subsidiary immediately prior to the Closing Date; provided, further, and without limitation, that FelCor, in its sole discretion, may adjust the benefits under such FelCor Benefit Plan(s) so as to insure that a Continuing Employee shall not receive a duplicate benefit, or any benefit to which an employee of FelCor would not have been entitled, under comparable circumstances.

         7.8      STOCK OPTION AND OTHER STOCK PLANS.

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         (a)      EXCHANGE OF STOCK OPTIONS. As of the Effective Time, each
option to purchase shares of MeriStar Common Stock (a "MeriStar Stock Option") which is outstanding as of the Effective Time shall be assumed (or a substitute option granted) by the Surviving Corporation and shall continue as an option ("Assumed Option") to purchase the number of shares of FelCor Common Stock (rounded up to the nearest whole share) equal to the number of shares of MeriStar Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of FelCor Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of MeriStar Common Stock under such MeriStar Stock Option immediately prior to the Effective Time minus the Cash Consideration. Each Assumed Option will be in the form determined by FelCor, and furnished to MeriStar at least 10 days prior to the Closing Date; provided, however, that the provisions of each such Assumed Option shall not differ from the provisions of the corresponding MeriStar Stock Option except to the extent such provisions could have been added, or changed, by amendment under the terms of the MeriStar Incentive Plan and the MeriStar Stock Option without the consent of option holders. Without limiting the generality of the forgoing, FelCor shall not be required to offer employment to an employee of MeriStar, or MeriStar OP, including, without limitation, a person set forth on Schedule 7.6(a), unless such employee furnishes FelCor with a written waiver, in a form acceptable to FelCor, of any acceleration in the vesting of his MeriStar Stock Option(s) which otherwise would occur as a result of the Merger.

         (b) ADOPTION OF THE MERISTAR INCENTIVE PLAN. In its sole discretion, and without limiting the generality of the forgoing provisions of this Section 7.8, FelCor shall have the right to assume the MeriStar Incentive Plan.

         (c) OTHER ACTIONS. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver the Assumed Options to the holders of MeriStar Stock Options upon surrender of the corresponding MeriStar Stock Options. On, or as soon as practicable after, the Effective Time, the Surviving Corporation will cause to be filed one or more registration statements on Form S-3 or Form S-8 under the Securities Act (or any successor or other appropriate forms), in order to register those shares of FelCor Common Stock subject to Assumed Options ("Assumed Option Shares") not previously registered, or post-effective amendments on Form S-3 or Form S-8 to the Registration Statement, to the extent permitted by applicable law, to describe and cover the Assumed Option Shares. The Surviving Corporation shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such Assumed Options remain outstanding. FelCor shall use its best efforts to cause such registration statements (or post-effective amendments) on Form S-3 to become effective within 60 days after the date of filing. At or prior to the Effective Time, the Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FelCor Common Stock for delivery in connection with (i) the Assumed Options, (ii) the exchange of MeriStar OP Units and (iii) the conversion of the outstanding MeriStar Convertible Notes. The Surviving Corporation shall take all corporate action necessary or appropriate to obtain stockholder approval with respect to the Assumed Options to the extent, if any, such approval is required for purposes of the Code or other applicable law. With respect to the those individuals who subsequent to the Merger will be

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subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to equity securities of the Surviving Corporation, the Surviving Corporation shall administer such Assumed Options, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

         7.9      REGISTRATION STATEMENTS.

         (a) SHELF REGISTRATION. As soon as practicable after the date hereof, the Surviving Corporation shall cause to be filed a registration statement (a "Shelf Registration") on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving an underwritten public offering covering all shares of FelCor Common Stock issuable after the Effective Time to former holders of MeriStar OP Units. The Surviving Corporation shall use its reasonable best efforts to have such Shelf Registration declared effective on or prior to the Closing Date and remain effective until all shares registered thereunder are sold or are eligible to be sold under Rule 144(k) promulgated under the Securities Act. The Surviving Corporation shall pay all registration expenses (other than sales commission and discounts) incurred in connection with the Shelf Registration. In lieu of the Shelf Registration, if permitted under applicable SEC regulations, FelCor may elect to include such offering by the former holders of MeriStar OP Units as part of the Registration Statement.

         (b) EXCHANGE REGISTRATION. As soon as practicable after the date hereof, each of MeriStar and FelCor shall cause to be filed a registration statement (an "Exchange Registration") on Form S-4 or any other appropriate form under the Securities Act, registering the offer to exchange (i) in the case of MeriStar, $300 million in principal amount of new Series A and Series B 9% Senior Notes Due 2008 and $200 million in principal amount of new Series C and Series D 9?% Senior Notes Due 2011, for $300 million in principal amount of outstanding old Series A and Series B 9% Senior Notes Due 2008 and $200 million in principal amount of outstanding old Series C and Series D 9?% Senior Notes Due 2011, in each case, which had been issued without registration under the Securities Act, and (ii) in the case of FelCor, $100 million in principal amount of new 9 1/2% Senior Notes Due 2008 for $100 million in principal amount of outstanding old 9 1/2% Senior Notes Due 2008 which had been issued without registration under the Securities Act. In each case, MeriStar or FelCor, as applicable, shall use commercially reasonable efforts to have such Exchange Registration declared effective, and to have its respective exchange offer completed, on or prior to the Closing Date. Each of MeriStar and FelCor shall pay all registration expenses incurred in connection with its respective Exchange Registration.

         7.10 REORGANIZATION STATUS. Each party hereto agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement, neither party hereto shall, nor shall either party hereto permit any of its Subsidiaries or any employees, officers or directors of such party or of any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the

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ability of the Merger to qualify as a reorganization under Section 368(a)(1)(A)
of the Code, and each party hereto shall use all reasonable efforts to achieve such result and to obtain the opinions of counsel described in Section 8.1(h).

         7.11 NYSE LISTING. FelCor shall use commercially reasonable efforts to cause the shares of FelCor Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

         7.12 TRANSFER TAXES. MeriStar and FelCor shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

         7.13 PAYMENT OF MERISTAR DEBT. MeriStar and FelCor agree that immediately prior to, or upon, the Effective Time, the Surviving Corporation shall pay to the applicable MeriStar lenders the amount necessary to discharge and terminate MeriStar's $1.0 billion Senior Secured Credit Facility.

         7.14 RESIGNATIONS. On the Closing Date, MeriStar shall cause the directors, managers and officers of each MeriStar Subsidiary to submit their resignations from such positions, effective as of the Effective Time.

         7.15 ASSUMPTION OF DEBT. With respect to the debt issued by MeriStar or the MeriStar OP under indentures qualified under the Trust Indenture Act of 1939 (the "Indentures"), FelCor, as to debt issued by MeriStar, and FelCor OP, as to debt issued by MeriStar OP, shall execute and deliver to the trustees under the respective Indentures, Supplemental Indentures, in form satisfactory to the respective trustees, expressly assuming the obligations of MeriStar or MeriStar OP with respect to the due and punctual payment of the principal of and interest, if any, on all debt securities issued by MeriStar or MeriStar OP under the respective Indentures and the due and punctual performance of all the terms, covenants and conditions of the respective Indentures to be kept or performed by MeriStar or MeriStar OP, and shall deliver such Supplemental Indentures to the respective trustees under the Indentures.

         7.16 TAX PROVISION. Except as otherwise required under the agreements listed in Schedule 4.13(l) to the MeriStar Disclosure Letter with respect to the properties previously contributed to MeriStar OP, FelCor OP shall use the traditional method contained in the Treasury Regulations promulgated under Section 704(c) of the Code with respect to all properties contributed by MeriStar OP to FelCor OP in the OP Merger.

         7.17 FINANCING. The MeriStar Parties acknowledge that a portion of the financing to be obtained by the FelCor Parties in order to consummate the Transactions may be secured by assets of the MeriStar Parties. The MeriStar Parties shall use all reasonable commercial efforts to provide such information regarding MeriStar, the MeriStar Subsidiaries and the MeriStar Properties as may be reasonably requested by the Persons (or their representatives

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or agents) providing such financing, to answer inquiries by such Persons and to otherwise cooperate in any reasonable manner to assist the FelCor Parties in obtaining such financing.

         7.18     RELATIONSHIP WITH MERISTAR HOTELS & RESORTS.

         (a) The MeriStar Parties shall deliver to the FelCor Parties, on or before the Closing Date, a fully executed agreement with MeriStar Hotels & Resorts and any of its Subsidiaries, in form reasonably satisfactory to the FelCor Parties, that amends that certain Revolving Credit Agreement between MeriStar OP and MeriStar H&R Operating Company, L.P., dated August 3, 1998, as amended February 29, 2000, to reflect the agreements set forth in the Term Sheet attached as Schedule 7.18 hereto. The MeriStar Parties shall use best efforts to obtain on or before May 21, 2001 any necessary consents or approvals of any lenders of MeriStar Hotels & Resorts to such amendment agreement.

         (b) The MeriStar Parties shall request and obtain, under the MeriStar Management Agreements, an estoppel certificate, dated as of a date within ten (10) days prior to the Closing Date, from MeriStar Hotels & Resorts or any subsidiary of MeriStar Hotels & Resorts that is a party to any such agreement with respect to the status of the MeriStar Management Agreements, (i) confirming that such agreements are in full force and effect, (ii) confirming that there are no defaults, and no facts or circumstances that could reasonably be expected to give rise to a default, thereunder, and (iii) acknowledging the amount of the Aggregate New Management Credits, as defined in the MeriStar Management Agreements.

         7.19 COMPLETION OF CAPITAL PROJECTS. Each of MeriStar and FelCor will continue in the ordinary and normal course of business to pursue the completion of existing capital expenditure projects in accordance with the MeriStar Budget and Schedule and FelCor Budget and Schedule, respectively. Any significant deviations from the MeriStar Budget and Schedule or the FelCor Budget and Schedule for any particular project shall be reported in writing to the Interim Transactions Committee as soon as practicable after such party becomes aware of the possibility of such deviation.

         7.20 COMMERCIALLY REASONABLE EFFORTS AND COOPERATION. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to permit and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining all consents, approvals and waivers from third parties prior to the Effective Time, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse order entered by any court or other Governmental Entity vacated or reversed and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully, the purposes of this Agreement. In addition, and without limiting the generality of the foregoing, MeriStar will cooperate with FelCor to ensure that FelCor continues to qualify as a REIT following the Effective Time.

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         7.21     FINANCING COMMITMENT. FelCor will deliver to MeriStar, within
30 days after the date of this Agreement, either (i) a commitment for financing issued by Deutsche Bank Alex. Brown, J. P. Morgan Securities Inc., or another comparable investment or commercial banking firm or firms, for an aggregate amount of at least $500 million and for a term of not less than seven years, and with such other terms and provisions as may be reasonably acceptable to FelCor and MeriStar, or (ii) evidence reasonably satisfactory to MeriStar that the holders of a majority of the aggregate outstanding principal amount of MeriStar's Series A and Series B 9% Senior Notes Due 2008 and Series C and Series D 9? % Senior Notes Due 2011 (collectively, the "Senior Notes") have waived their right to be offered the opportunity to tender their Senior Notes following the Merger pursuant to a Change of Control Offer as defined in the Indenture governing the Senior Notes.

                                   ARTICLE 8

                                   CONDITIONS

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVALS. Each of the Stockholder Approvals will have been obtained.

         (b) LISTING OF SHARES. The NYSE shall have approved for listing the shares of FelCor Common Stock to be issued in the Merger, subject to official notice of issuance.

         (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

         (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

         (e) BLUE SKY LAWS. The Surviving Corporation shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of FelCor Common Stock to the stockholders of MeriStar.

         (f) TAX OPINIONS RELATING TO REIT STATUS OF FELCOR AND PARTNERSHIP STATUS OF FELCOR OP. The FelCor Parties and the MeriStar Parties shall have received an opinion of Hunton & Williams, reasonably satisfactory to the FelCor Parties and the MeriStar Parties, that (i) commencing with its taxable year ended December 31, 1994, FelCor was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (ii) FelCor OP has been since its formation in 1994, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation, and (iii) the Transactions will not prevent FelCor from continuing to operate

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in conformity with the requirements for qualification as a REIT under the Code
(with customary exceptions, assumptions and qualifications and based upon customary representations).

         (g) TAX OPINIONS RELATING TO REIT STATUS OF MERISTAR AND PARTNERSHIP STATUS OF MERISTAR OP. The FelCor Parties and the MeriStar Parties shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, reasonably satisfactory to the FelCor Parties and the MeriStar Parties, that (i) commencing with its taxable year ended December 31, 1996, MeriStar or its predecessor was organized and has operated in conformity with the requirements for qualification, as a REIT under the Code, and (ii) MeriStar OP has been since its formation in 1996, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

         (h) TAX OPINION RELATING TO MERGER. The FelCor Parties shall have received an opinion dated the Closing Date from Jenkens & Gilchrist, P.C. ("J&G") reasonably satisfactory to the FelCor Parties, and the MeriStar Parties shall have received an opinion dated the Closing Date from Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss"), reasonably satisfactory to the MeriStar Parties, based upon certificates and letters, which letters and certificates are in the form agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code.

         (i) CHANGE IN TAX LAWS. There shall not have been any federal legislative or regulatory change that would cause FelCor or MeriStar to cease to qualify as a REIT for federal income tax purposes.

         8.2 CONDITIONS TO OBLIGATIONS OF THE MERISTAR PARTIES. The obligation of the MeriStar Parties to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by the MeriStar Parties:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the FelCor Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the FelCor Parties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the MeriStar Parties shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the FelCor Parties contained herein are so qualified) signed on behalf of the FelCor Parties by the chief executive officer and the chief financial officer or principal accounting officer of FelCor, in such capacity, to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF THE FELCOR PARTIES. Each of the FelCor Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the MeriStar Parties shall have

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received a certificate of the FelCor Parties signed on behalf of the FelCor
Parties by the chief executive officer and the chief financial officer or principal accounting officer of FelCor, in such capacity, to such effect.

         (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no FelCor Material Adverse Change, and the MeriStar Parties shall have received a certificate of the chief executive officer and chief financial officer or principal accounting officer of FelCor, in such capacity, certifying to such effect.

         (d) CONSENTS. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a FelCor Material Adverse Effect or a MeriStar Material Adverse Effect, and all consents and waivers from franchisors and ground lessors of the MeriStar Properties and lenders of MeriStar debt necessary in connection with the consummation of the Transactions shall have been obtained.

         8.3 CONDITIONS TO OBLIGATIONS OF THE FELCOR PARTIES. The obligations of the FelCor Parties to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by the FelCor Parties:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the MeriStar Parties set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the MeriStar Parties that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the FelCor Parties shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the MeriStar Parties contained herein are so qualified) signed on behalf of the MeriStar Parties by the chief executive officer and the chief financial officer or principal accounting officer of MeriStar, in such capacity, to such effect. Notwithstanding the foregoing, MeriStar shall not be deemed to be in breach of Section 4.13(f) regarding Sections 857(b) and 4981 of the Code with respect to the period ending on the Closing Date so long as it complies with the provisions of Section 2.2(c)(i) and (ii).

         (b) PERFORMANCE OF OBLIGATIONS OF THE MERISTAR PARTIES. Each of the MeriStar Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the FelCor Parties shall have received a certificate signed on behalf of the MeriStar Parties by the chief executive officer and the chief financial officer or principal accounting officer of MeriStar, in such capacity, to such effect.

         (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no MeriStar Material Adverse Change, and the FelCor Parties shall have received a

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certificate of the chief executive officer and chief financial officer or principal accounting officer of MeriStar, in such capacity, certifying to such effect.

         (d) CONSENTS. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a FelCor Material Adverse Effect or a MeriStar Material Adverse Effect, and all consents and waivers from franchisors and ground lessors of the MeriStar Properties and lenders of MeriStar debt necessary in connection with the consummation of the Transactions shall have been obtained.

         (e)      AFFILIATES LETTER. Each of the Affiliates referred to in
Section 6.6 shall have delivered to FelCor the written agreement contemplated by
Section 6.6.

         (f) RELATIONSHIP WITH MERISTAR HOTELS & RESORTS. The MeriStar Parties shall have fully performed their obligations set forth in Section 7.18.

         8.4 FRUSTRATION OF CLOSING CONDITIONS. Neither the MeriStar Parties nor the FelCor Parties may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Stockholder Approvals are obtained:

         (a) by mutual written consent duly authorized by both the Board of Directors of FelCor and the Board of Directors of MeriStar;

         (b) by FelCor, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the MeriStar Parties set forth in this Agreement, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied by October 31, 2001 (or as otherwise extended);

         (c) by MeriStar, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the FelCor Parties set forth in this Agreement, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied by October 31, 2001 (or as otherwise extended);

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         (d)      by either FelCor or MeriStar, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either FelCor or MeriStar, if the Merger shall not have been consummated before October 31, 2001; provided, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this clause;

         (f) by either FelCor or MeriStar if, upon a vote at a duly held MeriStar Stockholders Meeting or any adjournment thereof, the MeriStar Stockholder Approval shall not have been obtained as contemplated by Section 7.1;

         (g) by either FelCor or MeriStar if, upon a vote at a duly held FelCor Stockholders Meeting or any adjournment thereof, the FelCor Stockholder Approval shall not have been obtained as contemplated by Section 7.1;

         (h) by MeriStar, if prior to the MeriStar Stockholders Meeting, the Board of Directors of MeriStar shall have withdrawn or modified, in accordance with Section 6.1 hereof, in any manner adverse to FelCor, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a MeriStar Superior Proposal; provided that such termination pursuant to this clause (h) shall not be effective until MeriStar has made payment of the Break-Up Fee (as defined below) required by Section 9.2(c) hereof;

         (i) by FelCor, if prior to the FelCor Stockholders Meeting, the Board of Directors of FelCor shall have withdrawn or modified, in accordance with Section 6.2 hereof, in any manner adverse to MeriStar, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any FelCor Superior Proposal; provided that such termination pursuant to this clause (i) shall not be effective until FelCor has made payment of the Break-Up Fee required by Section 9.2(b) hereof;

         (j) by FelCor if (i) prior to the MeriStar Stockholders Meeting, the Board of Directors of MeriStar shall have withdrawn or modified, in any manner adverse to FelCor, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any MeriStar Acquisition Proposal, (ii) prior to the MeriStar Stockholders Meeting, MeriStar shall have entered into any agreement with respect to a MeriStar Acquisition Proposal (other than a confidentiality agreement as contemplated and permitted by Section 6.1(a)) or (iii) the Board of Directors of MeriStar shall have resolved to do any of the foregoing;

         (k) by MeriStar if (i) prior to the FelCor Stockholders Meeting, the Board of Directors of FelCor shall have withdrawn or modified, in any manner adverse to MeriStar, its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any FelCor Acquisition Proposal, (ii) prior to the FelCor Stockholders Meeting, FelCor shall have entered into any agreement with respect to a FelCor

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Acquisition Proposal (other than a confidentiality agreement as contemplated and permitted by Section 6.2(a)) or (iii) the Board of Directors of FelCor shall have resolved to do any of the foregoing; and

         (l) by either FelCor or MeriStar if, during any ten consecutive trading days between the date hereof and the Closing Date, the average Closing Price (as defined below) of the FelCor Common Stock is less than $18.40, and the party desiring such termination provides notice to the other party within three business days after the end of such ten trading-day period. For purposes hereof, "Closing Price" shall mean the last reported sale price per share of FelCor Common Stock as reported on the NYSE consolidated tape on the trading day in question.

         9.2      CERTAIN FEES AND EXPENSES.

         (a) Except as otherwise specified in this Agreement or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all expenses relating to the transfer of any hotel franchises) shall be paid by the party incurring such cost or expense.

         (b) FelCor agrees that if this Agreement shall be terminated pursuant to Section 9.1(c), (i) or (k), then FelCor will pay as directed by MeriStar a fee in an amount equal to the Break-Up Fee (as defined below). In the event of a termination pursuant to Section 9.1(g), FelCor shall pay as directed by MeriStar an amount equal to the Break-Up Expenses (as defined below). Payment of any of such amounts shall be made, as directed by MeriStar, by wire transfer of immediately available funds immediately upon the occurrence of the event giving rise to the payment of such fee or expenses. The payment of the Break-Up Fee shall be full compensation for the loss suffered by MeriStar as a result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such fee, and to avoid the difficulty of determining damages under such circumstances, and neither party shall have any other liability to the other, other than the payment of the Break-Up Fee, under such circumstances. The payment of the Break-Up Expenses shall be full compensation for the loss suffered by MeriStar as the result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such expenses, and to avoid the difficulty of determining damages under such circumstances, and neither party shall have any other liability to the other, other than the payment of the Break-Up Expenses, under such circumstances.

         (c) MeriStar agrees that if this Agreement shall be terminated pursuant to Section 9.1(b), (h) or (j), then MeriStar will pay as directed by FelCor a fee in an amount equal to the Break-Up Fee. In the event of a termination pursuant to Section 9.1(f), then MeriStar will pay, as directed by FelCor, an amount equal to the Break-Up Expenses. Payment of any of such amounts shall be made, as directed by FelCor, by wire transfer of immediately available funds immediately upon the occurrence of the event giving rise to payment of such fee or expenses. The payment of the Break-Up Fee shall be full compensation for the loss suffered by FelCor as a result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such fee, and to avoid the difficulty of determining damages under the circumstances, and neither party shall have any other liability to the other, other

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than the payment of the Break-Up Fee. The payment of the Break-Up Expenses shall be full compensation for the loss suffered by FelCor as the result of the failure of the Merger to be consummated under the circumstances giving rise to the payment of such expenses, and to avoid the difficulty of determining damages under such circumstances, and neither party shall have any other liability to the other, other than the payment of the Break-Up Expenses, under such circumstances.

         (d) As used in this Agreement, "Break-Up Fee" shall be an amount equal to $35 million plus Break-Up Expenses (the "Base Amount"); provided, however, that such fee shall not exceed the sum of (A) the maximum amount that can be paid to FelCor or MeriStar, as the case may be (the "Recipient") without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives an opinion from outside counsel (a "Break-Up Fee Tax Opinion") or a ruling from the IRS (a "Break-Up Fee Ruling"), in either case holding that the Recipient's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by the Recipient of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling or opinion would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above; provided, however, that, if the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient pursuant to clause (B) shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling. The other party's obligation to pay (the "Payor") any unpaid portion of the Break-Up Fee shall terminate five years from the date of this Agreement. In the event that the Recipient is not able to receive the full Base Amount, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either a Break-Up Fee Tax Opinion or a Break-Up Fee Ruling, in which event the Payor shall pay to the Recipient the unpaid Base Amount; provided, however, that, if the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling.

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         (e)      The "Break-Up Expenses" payable to the Recipient shall be an amount equal to the lesser of (i) $5 million and (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants', commercial bankers' and investment bankers' fees and expenses); provided, however, such expenses shall not exceed the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break-Up Fee Tax Opinion or a Break-Up Fee Ruling holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling or opinion would not be deemed constructively received prior thereto, the Break-Up Expenses less the amount payable under clause (A) above; provided, however, that, if the Break-Up Fee Tax Opinion or Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient pursuant to clause (B) shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling. The obligation of the Payor to pay any unpaid portion of the Break-Up Expenses shall terminate five years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either a Break-Up Fee Tax Opinion or a Break-Up Fee Ruling with respect to the Break-Up Expenses, in which event the Payor shall pay to the Recipient the unpaid Break-Up Expenses; provided, however, if the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling is based on the absence of constructive receipt, the amount that will be paid upon the receipt of the Break-Up Fee Tax Opinion or the Break-Up Fee Ruling will be the maximum amount that can be paid at that time without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling, and any remaining amount payable to the Recipient shall be paid as soon as it shall be possible to do so without causing the Recipient to fail the REIT Requirements, as determined by the Recipient's independent accountants based on the Break-Up Fee Tax Opinion or Break-Up Fee Ruling.

         9.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either MeriStar or FelCor as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of FelCor, or MeriStar, other than pursuant to the last sentence of Section 7.2, Section 9.2, this Section 9.3 and Article 10.

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

         9.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Board of Directors at any time before or after any Stockholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Stockholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of stockholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of FelCor or MeriStar as a REIT or (b) preserve the Merger as a reorganization under Section 368 of the Code.

         9.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         10.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)      if to FelCor, to:

                  FelCor Lodging Trust Incorporated
                  545 E. John Carpenter Frwy., Ste. 1300
                  Irving, TX  75062-3933
                  Attention: President and CEO
                  Fax No. (972) 444-4949

                  with a copy to:

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

                  Jenkens & Gilchrist, a Professional Corporation
                  1445 Ross Avenue, Suite 3200
                  Dallas, Texas  75202
                  Attention:  Robert W. Dockery, Esq.
                  Fax No. (214) 855-4300

         (b)      if to MeriStar, to:

                  MeriStar Hospitality Corporation
                  1010 Wisconsin Ave., N.W.
                  Washington, D.C.  20007
                  Attention:  Chairman of the Board and CEO
                  Fax No. (202) 295-2248

                  with copies to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention:  Richard S. Borisoff, Esq.
                  Fax No. (212) 757-3990

                  and

                  DeCampo, Diamond & Ash
                  805 Third Avenue
                  New York, New York 10022
                  Attention:  William H. Diamond, Esq.
                  Fax No. (212) 758-1728

All notices shall be deemed given only when actually received.

         10.3 INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibits, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         10.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 7.4, this Agreement, the MeriStar Disclosure Letter, the FelCor Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the

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

Merger or OP Merger constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties hereto any rights or remedies.

         10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF (OTHER THAN SECTION 5-1401 OF NEW YORK'S GENERAL OBLIGATIONS LAWS), EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF MARYLAND OR DELAWARE ARE MANDATORILY APPLICABLE.

         10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         10.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Southern District of New York or in any state court located in New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Southern District of New York or any state court located in New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         10.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


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         IN WITNESS WHEREOF, the FelCor Parties and the MeriStar Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


ATTEST:                            FELCOR LODGING TRUST INCORPORATED,
                                   a Maryland corporation


By: /s/ Lawrence D. Robinson       By:    /s/ Thomas J. Corcoran, Jr.
    -------------------------             -------------------------------------
                                   Name:  Thomas J. Corcoran, Jr.
                                          -------------------------------------
                                   Title: President and Chief Executive Officer
                                          -------------------------------------


                                   FELCOR LODGING LIMITED PARTNERSHIP
                                   a Delaware limited partnership

                                   By:  FelCor Lodging Trust Incorporated,
                                        its general  partner


By: /s/ Lawrence D. Robinson       By:    /s/ Thomas J. Corcoran, Jr.
    -------------------------             -------------------------------------
                                   Name:  Thomas J. Corcoran, Jr.
                                          -------------------------------------
                                   Title: President and Chief Executive Officer
                                          -------------------------------------


ATTEST:                            MERISTAR HOSPITALITY CORPORATION,
                                   a  Maryland corporation


By: /s/ Christopher L. Bennett     By:    /s/ Paul W. Whetsell
    --------------------------            -------------------------------------
                                   Name:  Paul W. Whetsell
                                          -------------------------------------
                                   Title: Chief Executive Officer
                                          -------------------------------------


                                   MERISTAR HOSPITALITY OPERATING
                                   PARTNERSHIP, L.P., a Delaware limited
                                   partnership

                                   By:  MeriStar Hospitality Corporation,
                                        its general partner


By: /s/ Christopher L. Bennett     By:    /s/ Paul W. Whetsell
    --------------------------            -------------------------------------
                                   Name:  Paul W. Whetsell
                                          -------------------------------------
                                   Title: Chief Executive Officer
                                          -------------------------------------

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